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EXHIBIT 10.1

SunAmerica New Asset Program—SNAPSMs

REVOLVING WAREHOUSE FINANCING AGREEMENT

among

FALCON FINANCIAL, LLC,
as Customer,

SUNAMERICA LIFE INSURANCE COMPANY,
as Master Servicer and Sponsor,

LASALLE NATIONAL BANK,
as Paying Agent and Custodian,

and

ABN AMRO BANK N.V.,
as Facility Agent

Dated as of January 7, 1998

EXHIBITS

Exhibit A-1	—	Form of Investment of Principal Request and Sources and Uses Statement
Exhibit A-2	—	Form of Notice of Continuation
Exhibit B	—	Contract Forms
Exhibit C	—	Form of Lock-Box Agreement and Lock Box Notice
Exhibit D	—	Form of Restart Notice
Exhibit E	—	Form of Opinion of Customer's Counsel
Exhibit F	—	Form of Power of Attorney
Exhibit G	—	Form of Assignment of Insurance
Exhibit H	—	Form of Auditor's Letter
Exhibit I	—	Form of Customer Repurchase Demand
Exhibit J	—	Form of Facility Agent Transfer Certificate

SCHEDULES

Schedule 1.1(a)	—	Loan Origination Guidelines
Schedule 1.1(b)	—	List of Franchises
Schedule 3.1(g)	—	Litigation
Schedule 3.1(k)	—	Location of Records
Schedule 3.1(l)	—	Lock Box Account and Lock Box Bank Information
Schedule 3.1(n)	—	Customer's Business Names
Schedule 3.1(t)	—	Employee Benefit Plans
Schedule 5.2(a)	—	Permitted Liens
Schedule 5.2(f)	—	Permitted Indebtedness

        REVOLVING WAREHOUSE FINANCING AGREEMENT, dated as of January 7, 1998, among FALCON FINANCIAL, LLC, a Delaware limited liability company, as Customer (the "Customer"), SUNAMERICA LIFE INSURANCE COMPANY, as Master Servicer and Sponsor ("SunAmerica"), LASALLE NATIONAL BANK, as Paying Agent and Custodian (the "Paying Agent" or the "Custodian", as the context requires), and ABN AMRO BANK N.V., as Facility Agent (the "Facility Agent").

RECITALS

        A.    Customer is primarily in the business of extending financing to certain franchised new car automobile dealers, either by making a term loan directly to a dealer or by making a loan to a special purpose Subsidiary (capitalized terms used in these Recitals without definition shall have the respective meanings set forth in Article I) of Customer, which Subsidiary acquires the dealer's real property and enters into a long-term lease with respect to such real property. Customer wishes to obtain credit hereunder to finance the making of such loans.

        B.    Customer and SunAmerica intend to engage in Securitization Transactions whereby loans financed hereunder will be repurchased and sold in Securitization Transactions acceptable to SunAmerica.

        C.    Customer desires that SunAmerica provide the credit enhancement necessary to establish this revolving warehouse financing facility to provide short term financing for such loans pending such Securitization Transactions on the terms provided herein, it being understood that SunAmerica is not committed or otherwise obligated under this Agreement or any other Transaction Document to enter into or otherwise participate in any Securitization Transaction.

        D.    Customer, in order to finance such loans under this warehouse financing facility, desires to sell, transfer and assign (with full recourse to Customer) from time to time, an undivided 100% interest in all of its term loans, and SunAmerica has arranged for Purchasers, at the direction and request of SunAmerica, to invest principal funds from time to time to purchase (with full recourse to Customer) such undivided 100% interests. Customer commits to repurchase such loans and repay all such principal with interest or to cause the same to occur pursuant to the Securitization Transactions, all in accordance with the terms hereof.

        In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1.    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

        "ABN AMRO" means ABN AMRO Bank N.V.

        "Accounting Period" means the period commencing on a Cut-Off Date (or, in the case of the initial Accounting Period, the Closing Date), to but not including the next succeeding Cut-Off Date.

        "Adjusted Federal Funds Rate" means the sum of the (a) the Federal Funds Rate and (b) (i) for investment of a Liquidity Provider, 25 basis points, or (ii) for investment of the Enhancer, 30 basis points.

        "Adjusted Federal Funds Rate Tranche" means a Tranche or any portion thereof as to which Interest is calculated at the Adjusted Federal Funds Rate plus the Applicable Margin.

        "Advance Rate" means 92%.

        "Adverse Claim" means any claim of ownership interest or any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, Lien (statutory or other) or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

        "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person. For purposes of this definition "control" (including the correlative meanings the terms "controlling", "controlled by", and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise; provided, that none of Facility Agent, any Purchaser or any Purchaser Representative nor any of their respective Affiliates shall be considered an Affiliate of Customer of any of its Subsidiaries.

        "Agreement" means this Revolving Warehouse Financing Agreement, together with its exhibits, schedules and other attachments, as the same may be amended, modified or supplemented from time to time.

        "Aggregate Principal Outstanding" means, at any time, the sum of the Outstanding Principal Invested less the aggregate amount of Collections received and applied to reduce such Aggregate Principal Outstanding pursuant to Section 2.5 or 2.6; provided that the Aggregate Principal Outstanding shall be restored in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason.

        "Amsterdam" means Amsterdam Funding Corporation, a Delaware corporation.

        "Applicable Margin" means, prior to the closing of Securitization Transactions in the aggregate amount of not less than $150 million, 3%, and subsequent to the closing of Securitization Transactions in the aggregate amount of not less than $150 million, 2%.

        "Applicable Rate" means, with respect to any Tranche, the CP Rate, the Eurodollar Rate, the Federal Funds Rate, the Adjusted Federal Funds Rate or the Overdue Rate as is deemed to be in effect with respect to such Tranche pursuant to the terms of this Agreement, at which (together with the Applicable Margin) Interest accrues on the Aggregate Principal Outstanding allocated to such Tranche.

        "Asset Sale" means the sale by Customer or any of its Subsidiaries to any Person of any assets (whether tangible or intangible) of Customer or any of its Subsidiaries outside of the ordinary course of business, including, in any event, a sale of Eligible Receivables by Customer to a Subsidiary (including a trust) of Customer in connection with a Securitization Transaction.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

        "Base Eurodollar Rate" means, with respect to a Eurodollar Tranche for any Tranche Period or other applicable time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Tranche Period or other applicable time period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two (2) Business Days before the commencement of such Tranche Period. If for any Tranche Period no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Facility Agent at least three (3) Business Days before the commencement of the period for which it is to be determined), the Facility Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.

        "Business Day" means any day, other than a Saturday or a Sunday, on which banks are open for business in Chicago, Illinois, Los Angeles, California, Houston, Texas and New York, New York and, with respect to any Eurodollar Tranche, on which dealings in U.S. dollars are carried on in the London interbank market.

        "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

        "Change of Control with respect to Customer, means the addition of any additional member to Customer or a reduction of the aggregate member interests in Customer held by SunAmerica Inc. and MLQ Investors, L.P. and their permitted transferees and respective Affiliates to less than 60% of the aggregate member interests in Customer.

        "Charge-Off" means a Receivable: (i) which has been identified by Customer as uncollectible, (ii) which in accordance with GAAP should be written off Customer's books as uncollectible, (iii) which is a Defaulted Receivable, (iv) for which any obligations thereunder have been charged by Customer against any reserves, holdbacks, or discounts or otherwise accounted for as a loss by Customer in accordance with Customer's practices as in effect on the date hereof or (v) with respect to which Customer has commenced a foreclosure action or other lawsuit against the Obligor.

        "Charged-Off Losses" means, as of the end of any Accounting Period, with respect to the aggregation of all Receivables as of such date, the quotient of (i) (A) the principal balance of all Defaulted Receivables which become Defaulted Receivables during Accounting Period minus (B) amounts deposited in the Collection Account from Net Recoveries on Defaulted Receivables (which became Defaulted Receivables during a prior Accounting Period) and allocated to principal divided by (ii) the principal balance of all Receivables which are not Defaulted Receivables, which quotient shall be expressed as a percentage, and calculated in accordance with GAAP.

        "Closing Date" means the Business Day following the date on which the conditions set forth in Section 4.1 are satisfied.

        "Code" means The Internal Revenue Code of 1986, as amended, as now and hereafter in effect, or any successor statute.

        "Collection Account" means the segregated account maintained by Paying Agent at LaSalle National Bank, or such other bank approved by SunAmerica for the purpose of receiving and concentrating Collections and such accounts as may be added thereto or deleted therefrom.

        "Collections" means, with respect to any Receivable or Related Security, all cash collections and other cash proceeds of such Receivable or Related Security, including, without limitation, all Scheduled Payments, Finance Charges, full or partial prepayments, liquidation proceeds, insurance proceeds, refunds, late charges, fees (including "insufficient funds" and returned check fees and extension fees) or other cash proceeds of Related Security with respect to such Receivable, and any amount deemed to have been received by or on behalf of the Customer with respect to such Receivable, including, without limitation, cash collections or proceeds received whenever any Receivable or Related Security is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

        "Commercial Paper" or "CP" means promissory notes of Amsterdam issued by Amsterdam in the commercial paper market to fund Investments of Principal hereunder.

        "Committed Purchasers" means each Liquidity Provider and the Enhancer.

        "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Customer and its Subsidiaries) by Customer and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Customer and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Customer and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person.

        "Consolidated Rental Payments" means, for any period, the aggregate amount of all rents paid or payable by Customer and its Subsidiaries on a consolidated basis during that period under all Capital Leases and Operating Leases to which Customer or any of its Subsidiaries is a party as lessee.

        "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under interest rate swap, cap or collar agreements and currency swap or cap agreements or any other similar agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

        "Contract" means the financing agreement, promissory note, mortgage and other loan documents under which a Receivable arises and by which a security interest in the assets collateralizing such Receivable is granted and perfected, and, in the case of a Sale/Leaseback Receivable, the underlying sale and lease documents between the Sale/Leaseback Subsidiary and the respective Dealer Lessee.

        "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

        "Corporate Custodian Office" means the principal office of Custodian at which at any particular time its corporate custodian business shall be administered, which office at the date of the execution of this Agreement is located at 135 South LaSalle St., Suite 1640, Chicago, IL 60674; or at such other address as Custodian may designate from time to time by notice to Customer, Facility Agent and the Purchaser Representatives, or the principal corporate custodian office of any successor Custodian (of which address such successor Custodian will notify Customer, Facility Agent and the Purchaser Representatives).

        "CP Costs" means the costs and expenses to Amsterdam of issuing commercial paper notes to fund each CP Tranche, including all dealer commissions and note issuance costs in connection therewith.

        "CP Dealer" means at any time, each Person Amsterdam then engages as a placement agent or dealer for its commercial paper.

        "CP Disruption Event" means (i) Amsterdam's issuance of commercial paper is prohibited by any applicable law, or (ii) Amsterdam does not have access to the commercial paper market.

        "CP Rate" means, with respect to a CP Tranche for any Tranche Period or other applicable time period, a rate per annum equal to (a) the weighted average of the rates at which Commercial Paper having a term equal to such Tranche Period or other applicable time period may be sold by any CP Dealer selected by Amsterdam, as agreed between each such CP Dealer and Amsterdam, plus (b) with respect to any amount owed to Amsterdam that is not paid when due, 2%. If such rate is a discount rate, the CP Rate shall be the rate resulting from Amsterdam's converting such discount rate to an interest-bearing equivalent rate. If a CP Disruption Event occurs and continues for any period of time, then the CP Rate shall be (i) the Federal Funds Rate for the first five (5) Business Days following such CP Disruption Event and (ii) the Eurodollar Rate thereafter. The CP Rate shall include the CP Costs.

        "CP Tranche" means a Tranche or any portion thereof as to which Interest is calculated based on the CP Rate plus the Applicable Margin.

        "Custodian" means LaSalle National Bank, and its permitted successors and assigns, acting in its capacity as Custodian under this Agreement.

        "Customer" means Falcon Financial, LLC, a Delaware limited liability company, and its permitted successors and assigns, acting in its capacity as Customer under this Agreement.

        "Customer Obligations" means all obligations of every nature of Customer from time to time owed to Purchasers, Servicer, or any of the Purchaser Representatives under any Transaction Document, whether for the Aggregate Principal Outstanding, interest, Early Collection Fees, fees, expenses, indemnification or otherwise.

        "Customer Repurchase Price" means an amount paid to Custodian for the benefit of SunAmerica and Facility Agent on behalf of the Purchasers equal to all outstanding Invested Principal plus all Interest accrued through the date of the relevant purchase or repurchase plus any Early Collection Fee.

        "Cut-Off Date" means the 6th day of each month; provided that if such 6th day is not a Business Day, the Cut-Off Date for such month shall be the next Business Day; provided, further, that if a Cut-Off Date as so determined would fall on a Business Day that is less than four (4) Business Days prior to the next succeeding Interest Payment Date, such Cut-Off Date shall instead be the Business Day that is four (4) Business Days prior to the next succeeding Interest Payment Date.

        "Dealer Lessee" means each franchised new car automobile dealer that engages in a Sale/Leaseback Transaction with a Sale/Leaseback Subsidiary.

        "Defaulted Receivable" means a Receivable (i) for which all, or any part, of any scheduled payment is due and unpaid 30 days after the due date for such scheduled payment, (ii) which has been settled for less than its principal balance, (iii) which has been liquidated by Servicer through the sale of such Receivable or any Related Security, (iv) with respect to which proceeds have been received which in Servicer's judgment, constitute the final amounts recoverable in respect of such Receivable, (v) which has been Charged-Off (or should have been Charged-Off) in accordance with the Loan Origination

Guidelines, or (vi) the Obligor of which is a party to a proceeding under the Bankruptcy Code or similar debtor relief law (other than as a creditor or claimant).

        "Direct Loan Receivable" means any term loan made by Customer to a franchised new car automobile dealer, in each case as amended, modified or supplemented from time to time, and all rights of every nature of Customer and all obligations of Obligor thereunder, including but not limited to all Indebtedness or other obligations owed to Customer (without giving effect to any transfer or conveyance to Facility Agent hereunder) of such Obligor arising thereunder, and includes, without limitation, the obligation to pay any Finance Charges with respect thereto.

        "DOL" means the United States Department of Labor and any successor department or agency.

        "Early Collection Fee" means, for any Tranche Period during which the Aggregate Principal Outstanding allocated to such Tranche Period is reduced, or which is terminated prior to the end of the period for which it was originally scheduled to last (the amount of such reduction or in the case of a termination of a Tranche Period, the amount of the Aggregate Principal Outstanding being herein referred to as the "Reduction Amount"), the excess, if any, of (a) the Interest that would have accrued during the remainder of such Tranche Period subsequent to the date of such reduction or termination on the Reduction Amount if such reduction or termination had not occurred, over (b) the income, if any, which would have been received if the Reduction Amount were invested in CP (or in U.S. Dollar deposits with leading lenders in the London interbank market at the Eurodollar Rate if a Eurodollar Tranche) on such date for the remainder of the relevant Tranche Period by Facility Agent.

        "Eligible Investment" means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Group or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000 (each such commercial bank herein called an "Eligible Bank"); (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Eligible Bank (whether such deposit is with such Eligible Bank or any other Eligible Bank); and (vi) money market funds having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

Any of the foregoing Eligible Investments may, but shall not be required to, be purchased by or through Custodian or any of its Affiliates. Eligible Investments may, but shall not be required to, include any of the aforesaid items which are obligations of Custodian and otherwise qualify pursuant to the preceding provision of this definition.

        "Eligible Direct Loan Receivable" means, at any time, any Direct Loan Receivable that is listed on a List of Receivables that has been delivered to SunAmerica and which, in SunAmerica's sole determination, satisfies each of the following requirements:

          (a)   The Obligor of which meets the criteria for eligibility as a borrower pursuant to the Loan Origination Guidelines, as in effect at the time such Receivable originated.

          (b)   The Obligor of which owns one or more of the franchises set forth on Schedule 1.1(b) attached hereto, as amended from time to time with the prior written consent of SunAmerica.

          (c)   The Obligor of which is not an Affiliate of any of the parties hereto.

          (d)   The Obligor of which is not the Obligor of any Receivable that has at any time been a Defaulted Receivable.

          (e)   The Receivable is not, and has not at any time been, a Defaulted Receivable.

          (f)    The Receivable is evidenced by an "instrument" within the meaning of the UCC of all applicable jurisdictions.

          (g)   The Receivable is denominated and payable only in United States dollars in the United States.

          (h)   The Receivable arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit B annexed hereto or is otherwise approved by Customer's usual counsel engaged to prepare or update such forms and has been delivered to SunAmerica; such Contract and such Receivable and the related Receivable Delivery Documents are in full force and effect and constitute the legal, valid and binding obligations of the Obligor enforceable against such Obligor in accordance with their respective terms subject to no offset, counterclaim or other defense, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by equitable principles relating to enforceability.

          (i)    The Receivable arises under a Contract which (i) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of Customer under such Contract and (ii) does not contain a confidentiality provision that purports to restrict the ability of Facility Agent or Purchasers or their successors or assigns to exercise rights under this Agreement or the other Transaction Documents, including, without limitation, their right to review such Contract.

          (j)    The Receivable is legally and beneficially owned by Customer, free and clear of any Adverse Claim, except as created or permitted hereunder, and any assignment of such Receivable by Customer or its transferees is not prohibited by the applicable Contract or any Related Security with respect thereto.

          (k)   The Receivable together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, usury and other consumer laws) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation.

          (l)    The Receivable was generated in the ordinary course of Customer's business.

          (m)  The Receivable arises under a Contract the terms of which call for monthly and no more than 240 level pay installment payments except for the first installment and the final installment, each of which may be less but not more than the other monthly payments. The Receivable has a first installment due date no later than the next succeeding Cut-Off Date unless the first installment is prepaid, in which case the next installment has a due date no later than the second Cut-Off Date following the date on which the Receivable is made. Each payment is due on the same day of the month.

          (n)   Facility Agent has a first perfected ownership interest in or a first perfected security interest in the Receivable and all Related Security and the Related Security includes, without limitation, the fee simple interest in all real property of the Obligor used in connection with the operation of the automobile dealership to which the Receivable relates.

          (o)   SunAmerica has not notified Customer in writing that it has determined, in its good faith discretion, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable because such Receivable poses a material risk of uncollectibility or inability to be included in a Securitization Transaction.

          (p)   The Contract contains the original signature of the respective Obligor.

          (q)   No provision of the Contract has been waived, extended, altered or modified in any respect except in accordance with the Loan Origination Guidelines, or, if criteria for such waiver, extension, alteration or modification is not contained in the Loan Origination Guidelines, with the prior consent of SunAmerica.

          (r)   All Scheduled Payments made on the Contract have been applied to the Outstanding Principal Balance as required by the Contract and by law. Any payments in respect of interest and principal in excess of the Scheduled Payments due at the time of such payment were applied to the final maturing Scheduled Payments (thereby reducing the Outstanding Principal Balance thereof) and not the Scheduled Payments next due.

          (s)   On the date of the Contract, the Obligor had the capacity to contract and was solvent. Customer is not aware of facts, arising after the date of the Receivable, which indicate Obligor did not have the capacity or which indicate a materially adverse change since the date of the Contract in the Obligor's financial condition or the value of the Related Security.

          (t)    Customer has not commenced a foreclosure action or other lawsuit against the Obligor; nor has Customer designated the Contract for such action.

          (u)   The Contract is to be collected and otherwise serviced by Servicer.

          (v)   The obligation of the original Obligor has not been released or assumed by another Person unless the release or assumption was properly documented (or, in the case of an assumption, occurred by operation of law) and SunAmerica consents in writing to it for purposes of the Contract being an Eligible Receivable.

          (w)  The Contract has not been, nor is it designated to be, terminated, satisfied, canceled, subordinated or rescinded in whole or in part; nor has any Related Security been released, or designated for release, from the security interest granted by the Contract, unless, and only to the extent, consented to by SunAmerica.

          (x)   No claims of rescission, setoff, counterclaim, defense or other dispute have been asserted with respect to the Contract. Neither Customer nor any Affiliate of Customer has made any agreement with Obligor to reduce the amount owed under the Contract. Neither Customer nor any such Affiliate are required to perform any additional service for, or perform or incur any additional obligation to, Obligor in order for Customer to enforce the Contract.

          (y)   Except for payment defaults cured within 30 days, no default, breach, violation or event permitting acceleration under the terms of the Contract has occurred, and there is no condition existing that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of the Contract.

          (z)   Escrow Agent has received for delivery to Custodian: (i) the original Contract, bearing the original signature of Obligor, including any modifications or supplements thereto; and (ii) all of the documents, agreements and instruments listed in the Schedules to the Closing Instructions delivered pursuant to the Escrow Agreement in connection with the closing of such Receivable.

        "Eligible Receivable" means any Eligible Direct Loan Receivable and any Eligible Sale/Leaseback Receivable.

        "Eligible Sale/Leaseback Receivable" means, at any time, any Sale/Leaseback Receivable that is listed on a List of Receivables that has been delivered to SunAmerica and which, in SunAmerica's sole determination, satisfies each of the following requirements:

          (a)   The related Sale/Leaseback Transaction meets the criteria set forth in the Loan Origination Guidelines, as in effect at the time such Sale/Leaseback Receivable originated.

          (b)   The respective Dealer Lessee meets the criteria for eligibility as a borrower pursuant to the Loan Origination Guidelines, as in effect at the time such Sale/Leaseback Receivable originated.

          (c)   The respective lease is a bondable standard commercial triple net lease and is in full force and effect and constitutes the legal, valid and binding obligation of the Dealer Lessee enforceable against such Dealer Lessee in accordance with its terms, subject to no offset, counterclaim or other defense, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by equitable principles relating to enforceability.

          (d)   The respective Dealer Lessee is not an Affiliate of any of the parties hereto.

          (e)   The respective Dealer Lessee is not the Obligor (or the related Dealer Lessee) of any Receivable that has at any time been a Defaulted Receivable.

          (f)    The Receivable is not, and has not at any time been, a Defaulted Receivable.

          (g)   The Receivable is evidenced by an "instrument" within the meaning of the UCC of all applicable jurisdictions.

          (h)   The Receivable is denominated and payable only in United States dollars in the United States.

          (i)    The Receivable arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit B annexed hereto or is otherwise approved by Customer's usual counsel engaged to prepare or update such forms and has been delivered to SunAmerica; such Contract and such Receivable and the related Receivable Delivery Documents are in full force and effect and constitute the legal, valid and binding obligations of the Obligor enforceable against such Obligor in accordance with their respective terms subject to no offset, counterclaim or other defense, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by equitable principles relating to enforceability.

          (j)    The Receivable arises under a Contract which (i) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of Customer under such Contract and (ii) does not contain a confidentiality provision that purports to restrict the ability of Facility Agent or Purchasers or their successors or assigns to exercise rights under this Agreement or the other Transaction Documents, including, without limitation, their right to review such Contract.

          (k)   The Receivable is legally and beneficially owned by Customer, free and clear of any Adverse Claim, except as created or permitted hereunder, and any assignment of such Receivable by Customer or its transferees is not prohibited by the applicable Contract or any Related Security with respect thereto.

          (l)    The Receivable together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, usury and other consumer laws) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation.

          (m)  The Receivable was generated in the ordinary course of Customer's business.

          (n)   The Receivable arises under a Contract the terms of which call for monthly and no more than 240 level pay installment payments except for the first installment and the final installment, each of which may be less but not more than the other monthly payments. The Receivable has a first installment due date no later than the next succeeding Cut-Off Date unless the first installment is prepaid, in which case the next installment has a due date no later than the second Cut-Off Date following the date on which the Receivable is made. Each payment is due on the same day of the month.

          (o)   Facility Agent has a first perfected ownership interest in or a first perfected security interest in the Receivable and all Related Security.

          (p)   SunAmerica has not notified Customer in writing that it has determined, in its good faith discretion, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable because such Receivable poses a material risk of uncollectibility or inability to be included in a Securitized Transaction.

          (q)   The Contract contains the original signature of the respective Obligor.

          (r)   No provision of the Contract or the underlying lease has been waived, extended, altered or modified in any respect except in accordance with the Loan Origination Guidelines, or, if criteria for such waiver, extension, alteration or modification is not contained in the Loan Origination Guidelines, with the prior consent of SunAmerica.

          (s)   On the date of the Contract each of the Obligor and the Dealer Lessee had the capacity to contract and was solvent. Customer is not aware of facts, arising after the date of the Receivable, which indicate that either Obligor or the Dealer Lessee did not have the capacity or which indicate a materially adverse change in the Obligor's or the Dealer Lessee's financial condition or the value of the Related Security.

          (t)    The Contract is to be collected and otherwise serviced by Servicer.

          (u)   The Contract has not been, nor is it designated to be, terminated, satisfied, canceled, subordinated or rescinded in whole or in part; nor has any Related Security been released, or designated for release, from the security interest granted by the Contract.

          (v)   Except for payment defaults cured within 30 days, no default, breach, violation or event permitting acceleration under the terms of the underlying lease has occurred, and there is no condition existing that with notice or the lapse of time would constitute a default, breach, violation or event permitting acceleration under the terms of the lease.

          (w)  Escrow Agent has received for delivery to Custodian: (i) the original Contract bearing the original signature of Obligor, including any modifications or supplements thereto; and (ii) all of the documents, agreements and instruments listed in the Schedules to the Closing Instructions delivered pursuant to the Escrow Agreement in connection with the closing of such Receivable.

        "Enhancer" means ABN AMRO or any other financial institution that becomes an Enhancer pursuant to the Master Agreement.

        "Environmental Laws" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Customer or any of its Subsidiaries or any of their respective properties.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

        "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Customer or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Customer or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Customer or such Subsidiary and with respect to liabilities arising after such period for which Customer or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

        "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Customer, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Customer, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Customer, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Customer, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Customer, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Customer, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue

Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

        "Escrow Agent" means Lawyers Title Insurance Corporation as Escrow Agent under the Escrow Agreement.

        "Escrow Agreement" means an Escrow Agreement among Facility Agent, SunAmerica, Customer, Escrow Agent and certain other parties thereto on or prior to the Closing Date in form and substance satisfactory to SunAmerica.

        "Eurodollar Rate" means, with respect to a Eurodollar Tranche for any Tranche Period or other applicable time period, the sum of (i) the quotient of (a) the Base Eurodollar Rate applicable to such Tranche Period or other applicable time period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Tranche Period or other applicable time period, plus (ii) .25% per annum, where "Reserve Requirement" means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) that is imposed under Regulation D on Eurocurrency liabilities. The Eurodollar Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

        "Eurodollar Tranche" means a Tranche or any portion thereof as to which Interest is calculated based on the Eurodollar Rate plus the Applicable Margin.

        "Facilities" means all real property now, hereafter or heretofore owned, leased, operated or used by Customer or any of its Subsidiaries or any of their respective predecessors or Affiliates.

        "Facility Agent" means ABN AMRO, and its permitted successors and assigns, acting in its capacity as Facility Agent under this Agreement; such term shall not include ABN AMRO in its capacity as a Purchaser hereunder.

        "Facility Limit" means an amount equal to $150,000,000.

        "Facility Termination Date" means January 6, 1999; provided that, such date may be extended for successive periods of not more than 365 days upon the prior written consent in the sole discretion of each of Customer, Facility Agent and SunAmerica or by the delivery of a Restart Notice by SunAmerica to Customer pursuant to Section 2.3(e) and the further condition that Servicer (or a replacement acceptable to SunAmerica) agrees to continue as Servicer under the terms of the Servicing Agreement and this Agreement for each such successive period.

        "Federal Funds Rate" means, for any day, the rate for that day set forth opposite the caption "Federal Fund (Effective)" in the daily statistical release designated as "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication, published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, the rate determined by ABN AMRO (based on quotations received from two or more Federal funds dealers of recognized standing) to be the prevailing rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at approximately 9:00 a.m. (New York time) or as soon thereafter as is practicable on such day for the purchase at face value of overnight Federal funds in an amount approximately equal to the amount for which such rate is being determined.

        "Federal Funds Rate Tranche" means a Tranche or any portion thereof as to which Interest is calculated at a Federal Funds Rate plus the Applicable Margin.

        "Finance Charges" means, with respect to a Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.

        "Fiscal Year" means the fiscal year of Customer and its Subsidiaries ending on September 30 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

        "Funding Date" means, with respect to each Investment of Principal, the Business Day on which such Investment of Principal is made.

        "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

        "Governmental Authority" means the United States of America, any state or other political subdivision thereof and any other foreign or domestic court, tribunal or entity of any nature exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

        "Gross Negligence" means willful misconduct, recklessness or the absence of the slightest care or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or an inadvertent failure to act. To the extent the term "gross negligence" is used with respect to a Purchaser, Facility Agent, SunAmerica, any Purchaser Representative or any other indemnitee in any of the Transaction Documents, it shall have the meaning set forth herein.

        "Guaranty" of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

        "Hazardous Materials" means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

        "Hedge Agreement" means the Master Repurchase Agreement (as supplemented and modified by Annex I thereto) to be entered into as of the Closing Date among Goldman, Sachs & Co., and Customer in form and substance satisfactory to SunAmerica.

        "Hedge Interest Capitalization Notes" has the meaning set forth in the Senior Subordinated Loan Agreement.

        "Indebtedness" as applied to any Person means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in accordance with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) obligations secured by any Lien on any property or asset owned or held by that Person regardless of whether the obligation secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; and (v) obligations for which such Person is obligated pursuant to a Guaranty. Trade credit incurred in the ordinary course of business on customary trade terms shall not constitute Indebtedness.

        "Indemnified Amount" has the meaning assigned to that term in Section 9.1.

        "Indemnified Party" has the meaning assigned to that term in Section 9.1.

        "Instructing Group" means the Required Liquidity Providers, the Enhancer and Amsterdam.

        "Interest" means, with respect to any Tranche Period, the aggregate of the following for each Tranche:

(AR + AM) × PO ×	AD
360

        Where

AR =	the Applicable Rate applicable to such Tranche for such Tranche Period,
AM =	the Applicable Margin applicable to such Tranche for such Tranche Period,
PO =	the portion of the Aggregate Principal Outstanding allocated to such Tranche for such Tranche Period, and
AD =	the actual number of days elapsed during such Tranche Period;

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law; and provided further, that Interest shall not be considered paid by any payment if at any time such payment is rescinded or must be returned for any reason.

        "Interest Capitalization Notes" has the meaning set forth in the Senior Subordinated Loan Agreement.

        "Interest Payment Date" means the 10th day of each month, commencing with the first such date after the first Funding Date, provided that if such 10th day is not a Business Day, the Interest Payment Date for such month shall be the next succeeding Business Day.

        "Invested Principal" means, with respect to any Investment of Principal, the amount paid to Customer by a Purchaser hereunder in connection with such Investment of Principal.

        "Investment" means any direct or indirect purchase or other acquisition by Customer or any of its Subsidiaries of, or of a beneficial interest in, any stock or other Securities of any other Person or any direct or indirect loan, advance (other than acquisitions of Warehouse Assets permitted hereunder) or capital contribution by Customer or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

        "Investment of Principal" means any advance of principal by a Purchaser hereunder to Customer.

        "Investment of Principal Request" means a notice substantially in the form of Exhibit A-1 annexed hereto delivered by Customer to Facility Agent and SunAmerica pursuant to Section 2.2(c) with respect to a proposed Investment of Principal.

        "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest, and any mechanic's Liens) and any credit insurance arrangement option, trust or other preferential arrangement having the practical effect of any of the foregoing.

        "Liquidation Day" for any portion of the Warehouse Assets means any day on or after the Termination Date.

        "Liquidity Provider" means ABN AMRO and each other financial institution that becomes a Liquidity Provider pursuant to the Master Agreement.

        "List of Receivables" means the list delivered to SunAmerica and Custodian by Customer with each Receivable which:(i) identifies each Receivable being delivered by account number, the name of the Obligor (and, for each Sale/Leaseback Receivable, the name of the Dealer Lessee), and the Outstanding Principal Balance, (ii) identifies all Related Security with respect to each Receivable, and (iii) shows the total number of Contracts.

        "Loan Origination Guidelines" means Customer's loan origination policies and practices relating to Receivables existing on the date hereof and set forth in Schedule 1.1(a) annexed hereto, as modified from time to time by Customer's Board of Directors.

        "Lock Box" means the post office address or bank box listed on Schedule 3.1(l) annexed hereto and such other boxes and bank addresses as may be added thereto or deleted therefrom pursuant to Section 2.9 hereof.

        "Lock Box Account" means the account maintained by Custodian at a Lock Box Bank or Custodian for the purpose of receiving or concentrating Collections from Receivables as set forth on Schedule 3.1(l) annexed hereto and such accounts as may be added thereto or deleted therefrom pursuant to Section 2.9. As of the Closing Date, the Lock Box Account and the Collection Account shall be the same account maintained by Custodian at Custodian.

        "Lock Box Agreement" means the agreement listed on Exhibit C annexed hereto between Customer, Custodian and a Lock Box Bank and such other agreements as may be added hereto or deleted herefrom pursuant to Section 2.9.

        "Lock Box Bank" means the bank set forth in Schedule 3.1(l) annexed hereto and such banks as may be added thereto or deleted therefrom pursuant to Section 2.9 with respect to any Lock Box Account.

        "Lock Box Notice" means a letter in substantially the form of Exhibit C annexed hereto from Customer to each Lock Box Bank, acknowledged and accepted by such Lock Box Bank, Custodian and SunAmerica.

        "Master Agreement" means the Master Agreement, dated as of September 24, 1997 among the Purchasers, the Facility Agent, SunAmerica and certain of its Affiliates, as Takeout Providers.

        "Master Servicer" means SunAmerica or its designee.

        "Material Adverse Change" means an event or condition the occurrence of which has had, or could have (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Customer or the value or collectibility of the Warehouse Assets or (ii) an adverse effect on the ability of Customer to pay or perform any Customer Obligation or any other obligations under any of the Transaction Documents or on the rights and remedies of Facility Agent, SunAmerica and the other Purchaser Representatives under any Transaction Document with respect to the Warehouse Assets or otherwise.

        "Modified Tranche Period" means with respect to any Investment of Principal or continuation thereof, a Tranche Period other than a Standard Tranche Period determined in accordance with the terms hereof.

        "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

        "NAIC" means The National Association of Insurance Commissioners.

        "Net Receivables Balance" means, at any time, an amount equal to the Outstanding Principal Balance of all Eligible Receivables reduced by the Outstanding Principal Balance of all Charged-Off Receivables.

        "Net Recoveries" means, with respect to a Defaulted Receivable, the monies collected from whatever source, during any Accounting Period following the Accounting Period in which such Receivable became a Defaulted Receivable, net of the reasonable costs of liquidation plus any amounts required by law to be remitted to the respective Obligor.

        "Notice of Continuation" means a notice substantially in the form of Exhibit A-2 annexed hereto delivered by Customer to Facility Agent and SunAmerica pursuant to Section 2.2(g) with respect to continuation of the Tranches specified therein.

        "Obligor" means, with respect to any Receivable, the Person or Persons obligated to make payments pursuant to the Contract or any Guaranty relating to such Receivable, and, with respect to any Sale/Leaseback Receivable, the related Dealer Lessee.

        "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer.

        "Operating Lease" means, as applied to any Person, any lease of any property that is not a Capital Lease, other than any such lease under which that Person is the lessor.

        "Other Costs" has the meaning assigned to such term in Section 9.4.

        "Outstanding Principal Balance" means the outstanding principal balance of a Contract.

        "Outstanding Principal Invested" means the aggregate outstanding principal balance of all Invested Principal.

        "Overdue Rate" means at all times (including after the occurrence of a Termination Event), the Prime Rate plus 2.50% per annum.

        "Partial Prepayments of Invested Principal" means amounts paid from time to time in reduction of the Aggregate Principal Outstanding.

        "Paying Agent" means LaSalle National Bank, and its permitted successors and assigns, acting in its capacity as Paying Agent under the Paying Agent Agreement.

        "Paying Agent Agreement" means the Custodial and Paying Agent Agreement to be entered into on or prior to the Closing Date among SunAmerica, Paying Agent, Customer and certain other parties thereto on terms and conditions satisfactory to SunAmerica.

        "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of the functions thereof.

        "Permitted Tax Distributions" means distributions by Customer with respect to income of Customer attributable to Customer's members as a result of Customer's status as a partnership under the Code, to be distributed no more frequently than on a quarterly basis, in amounts not to exceed, with respect to any tax year, the sum of the maximum federal income tax rate for individuals for such year and the maximum applicable state income tax rate for individuals for such year multiplied by the aggregate amount of all income of Customer attributable to Customer's members as a result of Customer's status as a partnership for such year.

        "Person" means any legal person, including any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Potential Termination Event" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

        "Prime Rate" means, for any period, the daily average during such period of the greater of (i) the floating commercial loan rate of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime or equivalent rate for U.S. Dollar loans in the U.S.A., changing as and when such rate changes, and (ii) the Federal Funds Rate plus 0.75%.

        "Prior Period" means, with respect to any Interest Payment Date, the period commencing on the prior Interest Payment Date to but excluding the referenced Interest Payment Date.

        "Proceeding" has the meaning assigned to that term in Section 5.1(b)(iv).

        "Purchase" means the acquisition hereunder by a Purchaser of the Warehouse Assets.

        "Purchaser" means Amsterdam and the Committed Purchasers; provided, that as to any Investment of Principal outstanding hereunder, the term "Purchaser" shall be deemed to refer to Amsterdam, the Committed Lender and/or SunAmerica that has funded such Investment of Principal pursuant to Section 2.2(a); and, in particular, with respect to any Investment of Principal initially funded by Amsterdam or a Committed Purchaser and subsequently acquired or funded by SunAmerica, such term shall be deemed to refer to SunAmerica.

        "Purchaser Representative" means each of SunAmerica, Custodian, Paying Agent, Facility Agent and Servicer.

        "Rating Agency" means Duff & Phelps Credit Rating Co. and its successors in interest, or another nationally recognized securities rating organization acceptable to SunAmerica.

        "Receivable" means any Direct Loan Receivable and any Sale/Leaseback Receivable.

        "Receivable Delivery Documents" means (i) the original Contracts with respect to each Receivable and its Related Security, and (ii) each other document, agreement or instrument listed in the schedules to the Closing Instructions delivered pursuant to the Escrow Agreement in connection with the closing of such Receivable.

        "Records" means, with respect to any Receivable, the Receivable Delivery Documents and other documents, books, records, reports, files, documents and other information (including, without limitation, computer programs, electronic data, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Warehouse Assets or the related Obligor.

        "Recovery Rate" means, with respect to all Defaulted Receivables at the end of any calendar month, the quotient of (i) all Net Recoveries received prior to the end of such calendar month divided by (ii) the principal balance of all Defaulted Receivables at the time such Receivables became Defaulted Receivables, which quotient is expressed as a percentage.

        "Regulatory Change" has the meaning assigned to that term in Section 9.3.

        "Related Security" means with respect to any Receivable:

          (a)   (i) the Records and any other documents contained in any receivable file; and (ii) funds deposited in the Collection Account and proceeds thereof;

          (b)   all property from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

          (c)   all Guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or guaranteeing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

          (d)   all proceeds, products or any other distributions of, from or in respect of any or all of the foregoing, including, without limitation, whatever is receivable or received when any of the foregoing is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

        "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment, or into or out of any Facility.

        "Required Liquidity Providers" means the Liquidity Providers designated from time to time as "Required Liquidity Providers" pursuant to the Master Agreement.

        "Requirements of Law" means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or Governmental Authority applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local, regulations promulgated pursuant to any of the foregoing and all state and local counterparts of such laws.

        "Responsible Officer" means, with respect to Custodian, any officer within the Corporate Custodian Office of Custodian, including any Vice President (however designated), Assistant Treasurer, Assistant Secretary, Managing Director or other officer of Custodian customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

        "Restart Notice" means a supplement to this Agreement substantially in the form of Exhibit D hereto delivered by SunAmerica to Customer.

        "Restricted Junior Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of or interests in any class of equity Securities of Customer now or hereafter outstanding, except a dividend payable solely in shares of or interests in that class of equity Securities to the holders of that class, (b) any redemption, retirement, sinking fund, or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of or interests in any class of equity Securities of Customer now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of or interests in any class of equity Securities of Customer now or hereafter outstanding and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Notes.

        "Sale/Leaseback Program" means the sale and leaseback financing program described in the Loan Origination Guidelines.

        "Sale/Leaseback Receivable" means any term loan made by Customer to a Sale/Leaseback Subsidiary in connection with a Sale/Leaseback Transaction, in each case as amended, modified or supplemented from time to time, and all rights of every nature of Customer and all obligations of such Sale/Leaseback Subsidiary thereunder.

        "Sale/Leaseback Subsidiary" means a wholly-owned special purpose Subsidiary of Customer formed for the purpose of engaging in a Sale/Leaseback Transaction.

        "Sale/Leaseback Transaction" means the acquisition of real property of a franchised automobile dealer and the long-term lease of that property to such dealer pursuant to the Sale/Leaseback Program.

        "Schedule of Payments" means the schedule of payments disclosed on a Contract.

        "Scheduled Payment" means the periodic installment payment amount disclosed in the Schedule of Payments for the Contract.

        "Securities" means any stock, limited liability company interests, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act" means The Securities Act of 1933, as amended, as now and hereafter in effect, or any successor statute.

        "Securitization Transaction" means a securitization of Eligible Receivables financed hereunder with a Subsidiary of Customer in rated (by Rating Agency) asset backed transactions on terms acceptable to SunAmerica.

        "Senior Subordinated Loan Agreement" means the Senior Subordinated Loan Agreement dated as of October 1, 1997 by and among Customer, as borrower thereunder, and SunAmerica and the other lenders named therein, as lenders, as amended and restated pursuant to the Amended and Restated Senior Subordinated Loan Agreement to be entered into on or prior to the Closing Date on terms and conditions satisfactory to SunAmerica, and as it may be further amended, modified or supplemented from time to time.

        "Servicer" means Midland Loan Services, L.P., a Missouri limited partnership, and its permitted successors and assigns, acting in its capacity as Servicer under the Servicing Agreement and this Agreement.

        "Servicing Agreement" means the Interim Servicing Agreement dated as of January 7, 1998 among Customer, Servicer and SunAmerica.

        "Servicer Default" means any "Event of Default" as defined in the Servicing Agreement unless such Event of Default has been remedied by Servicer or waived by Customer (with the prior consent of SunAmerica).

        "Solvent" means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such

Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Standard Tranche Period" means with respect to any Investment of Principal, initially a period of days commencing on the date of such Investment of Principal to and excluding the next succeeding Interest Payment Date, and, with respect to each continuation thereof, a period of days commencing of the Interest Payment Date on which such continuation began to and excluding the next succeeding Interest Payment Date.

        "Subordinated Lenders" means the lenders named in the Senior Subordinated Loan Agreement, and their successors and assigns.

        "Subordinated Notes" means the Amended and Restated 12% subordinated notes due October 1, 2004 in the aggregate principal amount of not more than $17,300,000 issued by Customer pursuant to the Senior Subordinated Loan Agreement, as they may be amended, modified or supplemented from time to time.

        "Subsidiary" means, for any Person, any corporation or other business organization 50% or more of the outstanding voting Securities or other equity Securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more such corporations or organizations or by such Person and one or more such corporations or organizations, and any partnership of which such corporation or organization is a general partner.

        "SunAmerica" means SunAmerica Life Insurance Company and its successors and assigns.

        "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, profits, withholding, excise, property, sales, use, occupation and franchise taxes (including, in each such case, any interest, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees or other assessments) imposed by the United States, any state or political subdivision thereof, any foreign government or any other jurisdiction or taxing authority.

        "Termination Date" means the earliest to occur of (a) the date of the occurrence of a Termination Event described in Section 7.1, or (b) the Facility Termination Date.

        "Termination Event" means an event described in Section 7.1.

        "Tranche" means a portion of the Aggregate Principal Outstanding allocated to a Tranche Period.

        "Tranche Period" means a Standard Tranche Period or a Modified Tranche Period. No Tranche Period shall extend beyond the Termination Date.

        "Tranche Rate" means, with respect to each Tranche, the Applicable Rate plus the Applicable Margin.

        "Tranche Request" has the meaning set forth in Section 2.3(b).

        "Transaction Documents" means this Agreement, the Senior Subordinated Loan Agreement, the Servicing Agreement, the Paying Agent Agreement, the Hedge Agreement and all other agreements, instruments, documents, UCC financing statements or certificates necessary to effectuate the transactions contemplated herein and therein.

        "UCC" means, with respect to any state, the Uniform Commercial Code as from time to time in effect in such state or, if no state is specified, in the State of New York.

        "Warehouse Assets" means, at any time, (a) each Receivable, including, without limitation, each Receivable identified on any List of Receivables delivered by Customer or Servicer to Facility Agent, SunAmerica or any other Purchaser Representative and, for each such Receivable, the note representing such Receivable and the related Receivable Delivery Documents, (b) all Related Security with respect to each such Receivable, (c) each Collection with respect to each Receivable or its Related Security and (d) all proceeds, products or any other distributions of, from or in respect of any of the foregoing, including, without limitation, whatever is receivable or received when any of the foregoing is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

        Section 1.2.    Interpretation.

        (a)   In each Transaction Document, unless a clear contrary intention appears:

            (i)  the singular number includes the plural number and vice versa;

           (ii)  reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (iii)  reference to any gender includes each other gender;

          (iv)  reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

           (v)  reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (vi)  reference in any Transaction Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

         (vii)  "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to a Transaction Document as a whole and not to any particular Article, Section or other provision hereof;

        (viii)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

          (ix)  "or" is not exclusive; and

           (x)  relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding."

        (b)    Accounting Terms.    In each Transaction Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

        (c)    Conflict in Transaction Documents.    If there is any conflict between any Transaction Documents, such Transaction Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

        (d)    Legal Representation of the Parties.    The Transaction Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Transaction Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

        (e)    Defined Terms.    Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Transaction Document.

ARTICLE II

PURCHASES AND SETTLEMENTS

        Section 2.1.    Assignment and Conveyance.    Customer hereby sells, assigns, transfers and conveys to Facility Agent, for the benefit of each Purchaser and SunAmerica, as of the Closing Date, and Facility Agent, for the benefit of each Purchaser and SunAmerica, hereby purchases and accepts as of the Closing Date assignment and transfer from Customer of, with recourse, all of Customer's right, title and interest of every nature in and to the Warehouse Assets, whether now or hereafter existing or in which Customer now has or hereafter acquires an interest.

        Section 2.2.    Facility and Incremental Investments; Continuation.

        (a)   Upon the terms and subject to the conditions and in reliance upon the representations and warranties of Customer herein and in the Transaction Documents set forth, Customer may, at its option, after the Closing Date, request from time to time, and Facility Agent agrees on behalf of Amsterdam and the Committed Purchasers that Amsterdam may make and the Committed Purchasers shall make to Customer, Investments of Principal; provided, however, that, as to an Investment of Principal or any portion of the Aggregate Principal Outstanding, if Facility Agent notifies SunAmerica or Customer that Amsterdam is unwilling or unable to make such Investment of Principal or maintain such portion of the Aggregate Principal Outstanding, then one or more of the Committed Purchasers (as determined by such Purchasers) shall fund such Investment of Principal or portion of the Aggregate Principal Outstanding; provided further, that if at such time neither Amsterdam nor any Committed Purchaser is obligated to fund the entire amount of such Investment of Principal or portion of the Aggregate Principal Outstanding pursuant to the terms of the Master Agreement, then no Committed Purchaser shall be obligated to fund such Investment of Principal or such portion of the Aggregate Principal Outstanding, rather SunAmerica shall be obligated to fund (or cause one of its Affiliates to fund) such Investment of Principal or such portion of the Aggregate Principal Outstanding subject to the satisfaction of the other terms and conditions of this Agreement. By written notice given to SunAmerica, the Facility Agent may at any time designate one or more additional Persons as a Committed Purchaser (subject to the terms of the Master Agreement), and such Person shall be deemed to be a Committed Purchaser hereunder following the execution of an instrument whereby such Person acknowledges that it is a Committed Purchaser hereunder and agrees to be bound by the terms of this Agreement.

        (b)   No Investment of Principal shall be made on or after the Termination Date. In addition, no Investment of Principal shall be made if after giving effect to such Investment of Principal, (i) the Aggregate Principal Outstanding would exceed the Facility Limit, or (ii) 92% of the Net Receivables Balance would be less than the Aggregate Principal Outstanding.

        (c)   Customer shall provide Facility Agent, SunAmerica, and Custodian with notice at least three (3) Business Days' prior to the requested Funding Date in substantially the form of Exhibit A-1 annexed hereto (an "Investment of Principal Request") of each requested Investment of Principal. Each Investment of Principal Request shall specify, among other things, the requested Investment of Principal and date of such requested Investment Principal and shall be delivered together with a detailed sources and uses statement relating to such Investment of Principal in substantially the form of Schedule 1 to Exhibit A annexed hereto. Facility Agent shall notify SunAmerica and Customer, not later than 12:00 noon (New York time) on the Business Day next succeeding the Business Day on which the Investment of Principal Request is delivered to Facility Agent, if the requested Investment of Principal will be allocated to any Tranche other than one or more CP Tranches and, if applicable and known by Facility Agent, if neither Amsterdam nor any Committed Purchaser is obligated to fund such Investment of Principal. Customer may withdraw any Investment of Principal Request by delivering written notice thereof to Facility Agent, SunAmerica and Custodian not later than 5:00 p.m. (New York time) on the Business Day that is two (2) Business Days prior to the requested Funding Date. In addition to Customer's right to withdraw an Investment of Principal Request, SunAmerica may, in its discretion, notify Facility Agent of a postponement of a Funding Date and specify a new Funding Date not later than 5:00 p.m. (New York time) on the Business Day prior to the anticipated Funding Date; provided, that SunAmerica may not request a postponement of such Funding Date more often than two times as to any Investment of Principal. Prior to any Investment of Principal, (i) Customer shall have provided Custodian (or the Escrow Agent on behalf of Custodian, as provided in the Escrow Agreement) the originals of the Receivable Delivery Documents with respect to the Receivable(s) to be purchased with such Investment of Principal, and (ii) Escrow Agent shall have delivered the Closing Confirmation Letter (as defined in the Escrow Agreement). Upon and subject to the terms and conditions and in reliance on the representations and warranties set forth herein, Facility Agent shall cause, in the case of Amsterdam only if Amsterdam agrees to make the Investment of Principal, the applicable Purchaser(s) to deposit, or, if applicable, SunAmerica shall deposit, to Escrow Agent's account as set forth in the Escrow Agreement on the requested Funding Date as set forth in the Investment of Principal Request or a postponement notice, as the case may be, in immediately available funds, an amount equal to the requested Investment of Principal. Facility Agent shall use its best efforts to cause such deposit to be made not later than 1:00 p.m. (New York time) on the requested Funding Date.

        (d)   Except as provided in Section 2.2(c) above with respect to a withdrawal notice or a postponement notice, each Investment of Principal Request shall be irrevocable and binding on Customer and Customer shall indemnify Facility Agent, Purchasers, Custodian and SunAmerica against any loss or expense incurred by any of them as a result of any failure by Customer to accept such Investment of Principal, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by any Purchaser or SunAmerica by reason of the liquidation or reemployment of funds acquired or requested by a Purchaser to fund such Investment of Principal.

        (e)   Each Investment of Principal shall be in a minimum amount of $1,000,000 and in any amount in excess thereof. Each Investment of Principal shall be in an amount equal to the Advance Rate multiplied by the face amount of the Eligible Receivable to be acquired with the proceeds of such Investment of Principal.

        (f)    Investments of Principal may be made no more than once each week.

        (g)   On each Interest Payment Date, Customer shall continue Tranches representing the Aggregate Principal Outstanding less the amount paid in reduction thereof on such Interest Payment Date pursuant to Sections 2.5(c) or 2.6(b). Customer shall deliver a Notice of Continuation to Facility Agent and SunAmerica no later than 10:00 a.m. (New York time) on the Business Day that is two (2) Business Days prior to the applicable Interest Payment Date specifying the aggregate amount to be continued. A Notice of Continuation shall be irrevocable, and Customer shall be bound to effect a continuation in accordance therein. If Customer fails to timely give a Notice of Continuation to Facility Agent and SunAmerica as to any portion of the Aggregate Principal Outstanding, then such portion of the Aggregate Principal Outstanding shall be allocated to a Standard Tranche Period and (i) if funded by Amsterdam, to a CP Tranche and accrue Interest at the CP Rate, or (ii) if funded by a Committed Purchaser, to an Adjusted Federal Funds Tranche and accrue Interest at the Adjusted Federal Funds Rate.

        (h)   Each Tranche shall be in the minimum amount of $500,000, or in the case of Interest accruing at the Federal Funds Rate or the Adjusted Federal Funds Rate, in any amount that has not otherwise been allocated to another Tranche.

        Section 2.3.    Changes to Tranche Periods and Rate.

        (a)   If Facility Agent determines that a Standard Tranche Period is unavailable for any Tranche, Facility Agent shall select a Modified Tranche Period for such Tranche for a period of days that ends one or more Business Days preceding the date on which the Standard Tranche Period would have ended and one or more additional one day Tranche Periods (which may accrue Interest at a different Applicable Rate) as are necessary to end on such date; provided that Interest shall be due on all such Modified Tranche Periods, in the aggregate, on the next succeeding Interest Payment Date.

        (b)   If Customer believes in good faith that a Securitization Transaction, a repurchase of a Receivable by Customer or a sale of a Receivable to a third party will take place on a date that is not an Interest Payment Date, Customer shall give written notice (a "Tranche Request") to SunAmerica, Facility Agent and Custodian at least three (3) Business Days prior to the Interest Payment Date preceding such event requesting a Modified Tranche Period commencing on such Interest Payment Date to and including the Business Day that the anticipated closing date of the relevant event is expected to occur, and specifying the amount of the Aggregate Principal Outstanding to be allocated to such Modified Tranche Period. If such Modified Tranche Period is available and SunAmerica has not determined in its sole discretion that such Modified Tranche Period is undesirable, the Tranche Request shall constitute irrevocable notice.

        (c)   At all times on and after the Termination Date or the occurrence and continuation of a Termination Event, the Tranche Rate shall be the Overdue Rate applicable thereto.

        (d)   If there shall occur the reduction of the Aggregate Principal Outstanding allocated to any Tranche or the termination of any Tranche prior to the end of the period for which it was originally scheduled to last, Customer shall pay to Facility Agent upon demand the Early Collection Fee with respect to such Tranche and Tranche Period, for distribution in accordance with Section 2.5(c) hereof, subject to the receipt by Customer and SunAmerica from Facility Agent of a certificate in reasonable detail showing the calculation thereof which shall be deemed correct absent manifest error.

        (e)   If, on or prior to the 60th day preceding the Termination Date, the aggregate Principal Invested is less than $150 million, and if at such time no Termination Event has occurred or is continuing, SunAmerica shall issue to Customer a Restart Notice that shall supplement this Agreement and extend the Termination Date to a date selected by SunAmerica as the date by which SunAmerica determines the aggregate Principal Invested is likely to at least equal $150 million; provided, that such date shall not be later than 364 days from the date of such Restart Notice. SunAmerica may request a similar extension under the Master Agreement but if Facility Agent declines or otherwise fails to extend the Master Agreement, SunAmerica shall nonetheless extend the Termination Date as set forth in the Restart Notice and succeed to the rights and obligations of Facility Agent and Purchasers hereunder. Customer shall be deemed to have accepted such Restart Notice if the Restart Notice confirms that the material terms of this Agreement (other than the Termination Date and, if applicable, the substitution of SunAmerica for Facility Agent and the Purchasers) shall not be modified. In addition, if, on or prior to the 60th day preceding the Termination Date, the aggregate Principal

Invested is at least equal to $150 million, SunAmerica in its sole discretion may issue to Customer a Restart Notice that shall supplement this Agreement and extend the Termination Date to the date specified by SunAmerica in such Restart Notice, which date shall not be later than 364 days from the date of such Restart Notice. If each of the following conditions have been met, Customer shall be deemed to have accepted such Restart Notice and the Termination Date shall be deemed to be extended to the date set forth in such Restart Notice: (i) the Restart Notice confirms that the material terms of this Agreement (other than the Termination Date) shall not be modified; (ii) the aggregate amount of all Investments of Principal hereunder is less than $300,000,000; (iii) SunAmerica, together with its designees, have not declined to purchase the notes issued in a Securitization Transaction (provided that such notes have been rated at least investment grade as of the issuance date thereof by the Rating Agency); and (iv) the commercial paper issued by Amsterdam continues to be rated A1/P1 or, if Facility Agent has declined to extend the Master Agreement, the commercial paper of a replacement issuer of commercial paper selected by SunAmerica is rated A1/P1. If any of the above conditions have not been met, Customer may, in its discretion, accept or reject such Restart Notice. Customer may accept such Restart Notice by giving written notice to SunAmerica on or prior to the 30th day prior to the Termination Date and by paying to SunAmerica an extension fee of .25% of the Facility Limit set forth in such Restart Notice, whereupon the Termination Date shall be extended and such changes shall be deemed incorporated into this Agreement. If Customer fails to accept such Restart Notice on or prior to the 30th day prior to the Termination Date, then Customer shall be deemed to have rejected the Restart Notice.

        Section 2.4.    Interest, Fees and Other Costs and Expenses.

        (a)   Customer shall pay, as a full recourse obligation, as and when due in accordance with this Agreement, all amounts payable as Interest and fees and costs and indemnities payable hereunder, the Aggregate Principal Outstanding, all amounts payable pursuant to Article IX hereof, if any, the Paying Agent and Custodian fees payable pursuant to the Paying Agent Agreement and all other amounts payable hereunder, if any.

        (b)   All Investments of Principal and continuations thereof (i) of Amsterdam shall be allocated to one or more of CP Tranches and accrue Interest at the CP Rate, (ii) of the Committed Purchasers shall be allocated to one or more Eurodollar Tranches and accrue Interest at the Eurodollar Rate, in all cases as established for each Tranche Period applicable to such Investments of Principal; provided, however that any Investments of Principal transferred to the Committed Purchasers (i) at a time when a CP Disruption Event has occurred and is continuing but no Termination Event has occurred and is continuing, shall accrue Interest at the Federal Funds Rate for a Tranche Period of five (5) Business Days, and then be allocated to one or more Eurodollar Tranches and accrue Interest at the Eurodollar Rate and (ii) at any time when no CP Disruption Event and no Termination Event has occurred and is continuing, shall accrue Interest at the Federal Funds Rate and provided, further, that the Facility Agent or any Committed Purchaser determines (x) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation or (y) that deposits of a type and maturity appropriate to match fund any of such Committed Purchaser's Eurodollar Tranches are not available, then the Facility Agent, upon the direction of such Committed Purchaser, shall suspend the availability of, and, in the case of clause (x) only, terminate any outstanding, Eurodollar Tranche so affected and all Investments of Principal allocated to any such terminated Eurodollar Tranche shall be reallocated to an Adjusted Federal Funds Rate Tranche and accrue Interest at the Adjusted Federal Funds Rate.

        (c)   If Facility Agent or the Committed Purchasers are not obligated to fund Investments of Principal or maintain all or any portion of the Aggregate Principal Outstanding (whether due to the termination of the Master Agreement or otherwise), other than in connection with a Termination Event under this Agreement, resulting in SunAmerica funding such Investments of Principal or continuations thereof or assuming the rights and obligations of Facility Agent and the Purchasers hereunder pursuant to Section 2.13, then all Investments of Principal and continuations thereof by SunAmerica shall be allocated to a Federal Funds Tranche and accrue Interest at the Federal Funds Rate for a Tranche Period of not more than five (5) Business Days and then be allocated to one or more Eurodollar Tranches and accrue Interest at the Eurodollar Rate; provided further that if any time the Warehouse Assets have been purchased by or transferred to SunAmerica or its designees pursuant to Section 7.2(c)(iii) in connection with a Termination Event hereunder, the Applicable Rate shall be the Overdue Rate and no Applicable Margin shall apply.

        (d)   On or before each Interest Payment Date, Customer shall pay to Custodian an amount equal to accrued and unpaid Interest on all Tranches for the related Tranche Periods. Except for the facility fee payable pursuant to Section 2.7 and the fees described in Sections 2.5 and 2.6 below to be paid on each Interest Payment Date, all per annum fees shall be payable quarterly in arrears. If any amount hereunder shall be payable on a day that is not a Business Day, such amount shall be payable on the next succeeding Business Day. Interest and all per annum fees hereunder shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, excluding the date of payment. Nothing in this Agreement (including Sections 2.5 and 2.6 hereof) shall limit in any way the obligations of Customer to pay the amounts set forth in this Section 2.4.

        (e)   For purposes of calculating Interest payable hereunder, the Investment of Principal of a Purchaser which has acquired such Investment of Principal from Amsterdam shall be increased by the portion of the purchase price of such Investment of Principal representing accrued and to accrue Interest on the commercial paper issued by Amsterdam to fund such investment of Principal.

        Section 2.5.    Non-Liquidation Settlement Procedures.

        (a)   On each day (other than a Liquidation Day) on which Collections are received in the Collection Account, Custodian shall set aside and hold all such funds in trust for the benefit of Paying Agent and the recipients described below. On each Interest Payment Date, Paying Agent will in turn transfer such funds to the recipients described below in accordance with the terms of the Paying Agent Agreement.

        (b)   On or prior to the Business Day preceding each Cut-Off Date, Facility Agent will provide SunAmerica with written notice detailing Interest owing to Facility Agent on the next succeeding Interest Payment Date, including a list of all CP Costs. If the period covered by such notice includes one or more Modified Tranche Periods, such notice shall include Facility Agent's good faith estimate of the Interest with respect to any Modified Tranche Period not ended prior to the date the notice is due; provided, that Facility Agent's notice for the succeeding period will include any necessary adjustment for any underpayment or overpayment of Interest. SunAmerica shall include such amounts in its notice to Customer pursuant to the next sentence. On or prior to each Cut-Off Date, Facility Agent, SunAmerica and each other Purchaser Representative will provide Customer with written notice detailing all unpaid amounts owing by Customer to such Person (and, in the case of SunAmerica, including amounts owing to Facility Agent in respect of Interest, including, if applicable, CP Costs) under this Agreement for payment on the next succeeding Interest Payment Date in accordance with the respective priorities set forth in Sections 2.5(c) and 2.6(b) below. Any amounts not so invoiced or paid may be submitted on or before any subsequent Cut-Off Date for payment on the next succeeding Interest Payment Date.

        (c)   On each Interest Payment Date (if no Liquidation Day shall have occurred since the last Interest Payment Date), Paying Agent shall make remittances in accordance with the terms of the Paying Agent Agreement in the following priority:

            (i)  first, concurrently, (A) to Servicer (x) an amount equal to the sums paid into the Collection Account by an Obligor for deposit into any escrow account to be maintained by Servicer, and (y) an amount equal to the unpaid fees and expenses owing to Servicer under the Servicing Agreement with respect to all Prior Periods, and (B) to itself, an amount equal to the unpaid fees and expenses payable to Custodian and Paying Agent under this Agreement with respect to all Prior Periods;

           (ii)  second, to Facility Agent on behalf of Purchasers, an amount equal to the Interest (less the aggregate Applicable Margin) accrued and unpaid through such day on the Aggregate Principal Outstanding;

          (iii)  third, concurrently, to SunAmerica and its designees in such proportions as are stipulated by SunAmerica from time to time, an amount equal to (x) the aggregate Applicable Margin accrued and unpaid through such day on the Aggregate Principal Outstanding minus (y) the CP Costs accrued and unpaid with respect to all Prior Periods for any previously outstanding CP Tranche;

          (iv)  fourth, to SunAmerica, any amounts owing to SunAmerica under this Agreement, including under Section 2.7 hereof;

           (v)  fifth, to Facility Agent, any amounts owing to Facility Agent or any Purchaser (other than SunAmerica) for any indemnification of such Persons by Customer hereunder;

          (vi)  sixth, concurrently, to Servicer, Custodian, Master Servicer, SunAmerica, or any other Purchaser Representative any fees, expenses and other amounts owing for any indemnification of such person by Customer that have not otherwise be provided for in items (i)-(v) above;

         (vii)  seventh, to Facility Agent on behalf of Purchasers for the reduction of the Aggregate Principal Outstanding, an amount equal to the sum of the aggregate principal amount of Receivables scheduled to be paid for the Prior Period and the aggregate principal amount prepaid during such Prior Period;

        (viii)  eighth, concurrently, to the Subordinated Lenders, their pro rata portion of the amount equal to the interest accrued and unpaid through that day on the Interest Capitalization Notes and the Hedge Interest Capitalization Notes, ratably in accordance with the unpaid amounts thereof;

          (ix)  ninth, concurrently, to the Subordinated Lenders, their pro rata portion of the amount equal to the interest accrued and unpaid through that day on the Senior Subordinated Notes (to the extent not converted into Interest Capitalization Notes and Hedge Interest Capitalization Notes), ratably in accordance with the unpaid amounts thereof; and

           (x)  tenth, the remainder, if any, to Customer.

        Section 2.6.    Settlement Procedures to Be Followed if a Liquidation Day Occurs.

        (a)   On each Liquidation Day on which Collections are received in the Collection Account, Custodian shall set aside and hold all such funds in trust for the benefit of Paying Agent and the recipients described below. On each Interest Payment Date following one or more Liquidation Days, Paying Agent will in turn transfer such funds to the recipients described below in accordance with the terms of the Paying Agent Agreement.

        (b)   On each Interest Payment Date (if one or more Liquidation Days shall have occurred after the prior Interest Payment Date), Paying Agent shall make remittances in the following priority:

            (i)  first, concurrently, (A) to Servicer (x) an amount equal to the sums paid into the Collection Account by an Obligor for deposit into any escrow account to be maintained by Servicer and (Y) an amount equal to unpaid fees and expenses owing to Servicer under the Servicing Agreement with respect to all Prior Periods, and (B) to itself, an amount equal to the unpaid fees and expenses payable to Custodian and Paying Agent under this Agreement with respect to all Prior Periods;

           (ii)  second, to Facility Agent on behalf of Purchasers, an amount equal to the Interest (less the aggregate Applicable Margin) accrued and unpaid through such day on the Aggregate Principal Outstanding;

          (iii)  third, concurrently, to SunAmerica and its designees in such proportions as are stipulated by SunAmerica from time to time, an amount equal to (x) the aggregate Applicable Margin accrued and unpaid through such day on the Aggregate Principal Outstanding minus (y) the CP Costs accrued and unpaid with respect to all Prior Periods for any previously outstanding CP Tranche;

          (iv)  fourth, concurrently, to SunAmerica, Servicer, Facility Agent and any other Purchaser Representative, any fees, expenses and other amounts owed under this Agreement to such party, ratably in accordance with the unpaid amounts thereof;

           (v)  fifth, to Facility Agent on behalf of Purchasers, an amount equal to the Aggregate Principal Outstanding;

          (vi)  sixth, on behalf of Customer, to the Hedge Account, any amounts owing under the Hedge Agreement;

         (vii)  seventh, concurrently, to the Subordinated Lenders, their pro rata portion of the amount equal to the interest accrued and unpaid through that day on the Interest Capitalization Notes and the Hedge Interest Capitalization Notes, ratably in accordance with the unpaid amounts thereof;

        (viii)  eighth, concurrently, to the Subordinated Lenders, their pro rata portion of the amount equal to the interest accrued and unpaid through that day on the Senior Subordinated Notes (to the extent not converted into Interest Capitalization Notes and Hedge Interest Capitalization Notes), ratably in accordance with the unpaid amounts thereof;

          (ix)  ninth, concurrently, to the Subordinated Lenders, their pro rata portion of the amount of principal on the Interest Capitalization Notes and the Hedge Interest Capitalization Notes, to the extent due and payable as of such date;

           (x)  tenth, concurrently, to the Subordinated Lenders, their pro rata portion of the amount of principal of the Senior Subordinated Notes, to the extent due and payable as of such date; and

          (xi)  eleventh, the remainder, if any, to Customer.

        Section 2.7.    Facility Fees.    Customer agrees to pay to SunAmerica a facility fee equal to $150,000,000 multiplied by .50%, such facility fee to be payable on the first Funding Date.

        Section 2.8.    Protection of Ownership Interest of Facility Agent; Attorney-in-Fact.

        (a)   Customer agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that Facility Agent or SunAmerica may request in order to perfect or protect the Warehouse Assets or to enable Facility Agent or SunAmerica to exercise or enforce any of their rights hereunder. Without limiting the generality of the foregoing, Customer will (i) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Warehouse Assets with a legend describing Facility Agent's interest therein and (ii) (a) at the request of Facility Agent or SunAmerica, mark each Contract with a legend describing Facility Agent's interest in the Warehouse Assets, (b) execute and file such financing or continuation statements or amendments thereto or assignments thereof as may be requested by Facility Agent or SunAmerica and (c) deliver to Custodian, all Contracts relating to the Warehouse Assets. To the fullest extent permitted by applicable law, Facility Agent and SunAmerica shall be permitted (but shall not be obligated) to sign and file continuation statements and amendments thereto and assignments thereof without Customer's signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. Customer shall neither change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the UCC) nor relocate its chief executive office or any office where Records are kept unless it shall have: (i) given Facility Agent, Servicer, SunAmerica and Custodian at least 30 days prior notice thereof and (ii) delivered to Custodian all financing statements, instruments and other documents reasonably requested by Custodian, Facility Agent, Servicer or SunAmerica in connection with such change or relocation. Customer shall at all times maintain its chief executive offices within a jurisdiction in the United States and in which Article 9 of the UCC is in effect and if it moves its chief executive office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the Warehouse Assets, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting the Warehouse Assets and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the Warehouse Assets, and take all actions at its expense as Facility Agent or SunAmerica may reasonably request.

        (b)   Customer hereby irrevocably authorizes, upon the occurrence and during the continuation of a Termination Event, Custodian, at Customer's expense without any notice to Customer and in the name of Facility Agent or SunAmerica, and upon their instruction to notify any or all Obligors that Facility Agent (and/or SunAmerica, as the case may be) has an interest in the Warehouse Assets. Any such notice shall, at SunAmerica's election, be signed by Customer and may be sent on Customer's stationery.

        (c)   Customer hereby irrevocably appoints SunAmerica (and all Persons designated by SunAmerica for that purpose) as Customer's true and lawful attorney-in-fact to act in Customer's place in Customer's or SunAmerica's name (which appointment shall become effective upon the Closing Date), upon the occurrence and during the continuation of Termination Event: (i) to endorse Customer's name on any Collection; (ii) to sign Customer's name on any assignment or termination of a security interest on any UCC financing statement related to any Warehouse Assets, and on any other public records regarding any Warehouse Assets; (iii) to send requests for verification to Obligors; (iv) demand payment of the Receivables, other Warehouse Assets consisting of payment obligations and Related Security; (v) enforce payment of the Receivables, other Warehouse Assets consisting of payment obligations and Related Security, by legal proceedings or otherwise; (vi) exercise all of Customer's rights and remedies with respect to the collection and enforcement of the Receivables, other Warehouse Assets consisting of payment obligations, and Related Security; (vii) settle, adjust, compromise, discharge, release, extend or renew the Receivables, other Warehouse Assets consisting of payment obligations, and Contract rights; (viii) if permitted by applicable law, sell or assign the Warehouse Assets upon such terms, for such amounts and at such time or times as SunAmerica deems advisable; (ix) take control, in any manner, of any item of payment or proceeds with respect to the Warehouse Assets; (x) prepare, file and sign Customer's name on any proof of claim in bankruptcy or similar document against any Obligor or any other Person; (xi) prepare, file and sign Customer's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Warehouse Assets; (xii) do all acts and things necessary, in SunAmerica's sole discretion, to exercise SunAmerica's rights granted in or referred to in Section 7.2 of this Agreement; (xiii) endorse the name of Customer upon any item of payment or proceeds consisting of or relating to the Warehouse Assets and deposit the same to the account of SunAmerica for application to Customer Obligations; (xiv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Warehouse Assets to which Customer has access for the purpose of administering the Warehouse Assets; (xv) open Customer's mail to collect Warehouse Assets and direct the Post Office to deliver Customer's mail to an address designated by SunAmerica; and (xvi) do all things necessary to carry out and enforce this Agreement that Customer has failed to do. Customer ratifies and approves all acts of SunAmerica as Customer's attorney-in-fact. SunAmerica shall not, when acting as attorney-in-fact, be liable for any acts or omissions as or for any error of judgment or mistake of fact or law, except for Gross Negligence, as finally determined by a court of competent jurisdiction. This power, being coupled with an interest, is irrevocable until all Customer Obligations have been fully satisfied. Customer shall upon request of SunAmerica execute powers of attorney to separately evidence the foregoing powers granted to SunAmerica. All costs, fees and expenses incurred by SunAmerica, or for which SunAmerica becomes obligated, in connection with exercising any of the foregoing powers shall be payable to SunAmerica by Customer on demand by SunAmerica.

        Section 2.9.    General Settlement Procedures.

        (a)   Customer shall cause, and shall instruct all Obligors at all times to cause, and shall ensure that at all times, all Collections of Receivables relating to the Warehouse Assets be paid directly to the Lock Box and shall ensure that at all times, the same are deposited by the Lock Box Bank directly to the Lock Box Account. If for any reason Customer receives any Collections in any other manner, it will by the close of business on the first Business Day after the date of receipt deposit the same to the Lock Box Account, and Customer shall direct Servicer to so deposit such Collections received by Servicer, and all such Collections shall be held in trust for Facility Agent on behalf of Purchasers and SunAmerica pending such deposit. Customer shall not add any bank as a Lock Box Bank, any post office box as a Lock Box, or any account as a Lock Box Account to those listed on Schedule 3.1(l) hereto unless Facility Agent, Custodian and Master Servicer shall have received prior notice of such addition and undated executed and acknowledged copies of Lock Box Notices to each new Lock Box Bank for each new Lock Box and Lock Box Account, and SunAmerica shall have consented in writing thereto. Customer shall not terminate any bank as a Lock Box Bank, terminate any post office box as a Lock Box, or terminate any account as a Lock Box Account unless Facility Agent, Custodian or Master Servicer shall have received 15 days' prior notice of such termination, and SunAmerica shall have consented in writing thereto.

        (b)   Any payment by an Obligor in respect of any Indebtedness owed by it to Customer shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by Facility Agent, Custodian or Master Servicer, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other Indebtedness of such Obligor.

        Section 2.10.    Payments and Computations, etc.    All payments by Customer of Interest, fees and other Customer Obligations hereunder shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered not later than 3:00 p.m. (New York time) on the day when due in immediately available funds, with amounts received after such time being deemed paid on the Business Day following such receipt. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Interest accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. Customer shall, to the extent permitted by law, pay to Custodian upon demand, interest on all amounts not paid or deposited when due to Custodian, Servicer, Facility Agent and SunAmerica hereunder at a rate equal to the Overdue Rate.

        Section 2.11.    Reports.

        (a)   Customer shall provide the information and reports described in the Paying Agent Agreement in accordance with the terms thereof.

        (b)   By 6:00 p.m. each Business Day, at any time the excess of the Net Receivables Balance over the Aggregate Principal Outstanding is less than or equal to 8% of the Aggregate Outstanding Principal Balance plus $500,000 or after the occurrence of Termination Event if so requested by Paying Agent, SunAmerica or Facility Agent, Customer shall furnish to SunAmerica and Facility Agent a certificate in form and substance satisfactory to the requesting Person that calculates the Net Receivables Balance and Aggregate Principal Outstanding based on information current as of the end of the immediately preceding Business Day.

        (c)   After an Eligible Receivable is included in any List of Receivables, if Customer becomes aware that one of the requirements in the definition of Eligible Receivables are no longer being satisfied with respect to such Receivable, Customer shall provide SunAmerica and Custodian with written notice thereof within ten (10) Business Days of Customer becoming aware, explaining in detail the timing and reasons why the requirement or condition is not satisfied.

        (d)   Upon the request of SunAmerica, Customer shall to the extent authorized by law obtain current credit bureau reports on Obligors and Dealer Lessees.

        (e)   In addition to the foregoing, Customer shall furnish to SunAmerica such reports in such form that SunAmerica determines are necessary to track and monitor the Warehouse Assets. Such reports shall be in form and substance satisfactory to SunAmerica. All reports required hereunder may be provided in "paper" form or on computer tape or disk or other electronic means acceptable to and usable by the receiving party. Customer shall deliver to SunAmerica and Servicer, no later than the fifteenth (15th) day following the last Business Day of each fiscal quarter, (i) an up-to-date master file back-up tape of all Receivables information for the fiscal quarter relating to the Receivables files that Customer has placed on electronic media, including but not limited to, payment histories, contract accounting, Outstanding Principal Balance, customer service notes, collection histories and Obligor and Dealer Lessee names and addresses; and (ii) such other materials regarding the performance and financial condition of the Obligors and Dealer Lessees as Customer periodically prepares for its internal purposes.

        Section 2.12.    Securitization Transactions.

        (a)   Customer agrees to use commercially reasonable efforts to enter into a Securitization Transaction as soon as reasonably practicable after the Closing Date pursuant to which Customer assigns to a special purpose Subsidiary of Customer Eligible Receivables and related Warehouse Assets for a purchase price sufficient to pay in full all Invested Principal and other Customer Obligations and such Subsidiary issues notes purchased by SunAmerica and/or one or more of SunAmerica's Affiliates or designees and secured by such Warehouse Assets that are rated by the Rating Agency. Customer shall not enter into any Securitization Transaction that does not include all Receivables and Warehouse Assets not previously included in a Securitization Transaction without the prior written consent of SunAmerica.

        (b)   Nothing in any Transaction Document shall constitute or be deemed to constitute a commitment or other undertaking of any kind by SunAmerica or any of its Affiliates, Facility Agent, any Purchaser or any other Purchaser Representative to purchase any Indebtedness or other obligations issued in connection with any Securitization Transaction.

        Section 2.13.    Substitution of SunAmerica as Facility Agent and Purchasers.    SunAmerica shall notify Customer and Paying Agent of its receipt of notice from Facility Agent that Facility Agent is terminating the availability of the facilities under Master Agreement to this Agreement. Upon such termination, and provided that such termination does not arise in connection with a Termination Event under this Agreement and that no Termination Event has occurred or is continuing as of such date, SunAmerica shall automatically succeed to the rights and assume the obligations of Facility Agent and Purchasers hereunder. Customer shall take all actions as SunAmerica may reasonably request to effect the transfer to SunAmerica of all Warehouse Assets; provided that SunAmerica shall pay Customer's reasonable out-of-pocket expenses incurred in connection therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1.    Representations and Warranties.    Customer represents and warrants as of the date hereof and as of the date of each Purchase and Investment of Principal hereunder, as follows:

          (a)    Corporate Existence and Power; Subsidiaries.    Customer is a limited liability company duly organized, validly existing and subsisting under the laws of the State of Delaware. Customer has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the Transaction Documents and to carry out the transactions contemplated hereby and thereby. Customer is qualified to do business and in good standing in every jurisdiction where it is required to so qualify to carry out its business and operations, and is in compliance with all licensing requirements required to carry out its business and operations at such time, except in jurisdictions where the failure to be so qualified or in good standing or licensed has not resulted in and will not result in a Material Adverse Change. Customer and its Subsidiaries are engaged only the businesses permitted to be engaged in pursuant to Section 5.2. Customer has no Subsidiaries as of the Closing Date.

          (b)    Corporate and Governmental Authorization; Contravention.    The execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by all necessary action of the part of Customer and do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Customer or any of its Subsidiaries, the Operating Agreement of Customer or other charter documents of Customer or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Customer or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Customer or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Customer or any of its Subsidiaries, other than any Lien created by a Transaction Document, or (iv) require any approval of members or stockholders or any approval or consent of any Person under any Contractual Obligation of Customer or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to SunAmerica.

          (c)    Valid Sale; Binding Effect.    Each sale made by Customer pursuant to this Agreement and the other Transaction Documents shall constitute a valid assignment of or security interest in all of Customer's right, title and interest in, to and under the Warehouse Assets by Customer to Facility Agent on behalf of Purchasers that is perfected and of first priority under the UCC and otherwise enforceable against creditors of and purchasers from Customer and free and clear of any Adverse Claim (other than those permitted hereunder). This Agreement and the other Transaction Documents have been duly executed and delivered by Customer and constitute the legal, valid and binding obligations of Customer, enforceable against Customer in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (d)    Government Approvals.    All authorizations, consents, orders and approvals of, or other action by, any Governmental Authority that are required to be obtained by Customer, and all notices to and filings with any Governmental Authority that are required to be made by it, in the case of the foregoing in connection with the conveyance of the Warehouse Assets or the due execution, delivery and performance by Customer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, have been obtained or made and are in full force and effect.

          (e)    Perfection.    Customer is and shall be the owner of all of the Warehouse Assets free and clear of any Adverse Claims except those of Facility Agent on behalf of Purchasers and of Purchaser Representatives pursuant to this Agreement. On or prior to the date hereof and prior to Customer's acquisition of any new Receivable, and on or prior to each Investment of Principal, all financing statements and other documents required to be recorded or filed and all actions necessary or advisable in order to perfect and protect the Warehouse Assets against all creditors of and purchasers from Customer will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

          (f)    Accuracy of Information and Related Matters.    All information heretofore furnished by Customer to Facility Agent, SunAmerica or any other Purchaser Representative for the purposes of or in connection with this Agreement and the other Transaction Documents or any transaction contemplated hereby, which in each case was prepared either by Customer, an Obligor or a Dealer Lessee, is, and all such information hereafter furnished by Customer to Servicer, Facility Agent, SunAmerica or any other Purchaser Representative will be, true and accurate in every material respect, on the date such information is stated or certified, or, in the case of information provided by an Obligor that is not a Subsidiary of Customer or by a Dealer Lessee, is or will be true and accurate in every material respect to the best of Customer's knowledge. There are no facts known (or that should upon the reasonable exercise of diligence be known) to Customer (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and statements furnished to SunAmerica for use in connection with the transactions contemplated hereby.

          (g)    Actions; Suits.    There is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of Customer or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Customer, threatened against or affecting Customer or its Subsidiaries or any property of Customer or any of its Subsidiaries that has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Neither Customer nor any of its Subsidiaries is (i) in violation of any applicable law that has resulted in, or could reasonably be expected to result in, a Material Adverse Change, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that has resulted in, or could reasonably be expected to result in, a Material Adverse Change. Schedule 3.1(g) identifies as of the Closing Date all Proceedings involving an alleged liability of, or claims against or affecting, Customer or any of its Subsidiaries equal to or greater than $50,000.

          (h)    Performance of Agreements; Materially Adverse Agreements.    Neither Customer nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not result in a Material Adverse Change. Neither Customer nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction which has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.

          (i)    Bulk Sales Act.    No transaction contemplated by this Agreement requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

          (j)    Margin Regulations; Governmental Regulations.    No use of any funds obtained by Customer under this Agreement will conflict with or contravene any of Regulations G, T, U, and X promulgated by the Federal Reserve Board from time to time. Neither Customer nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Customer Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of Customer Obligations unenforceable.

          (k)    Place of Business.    The chief place of business and chief executive office of Customer are located at the address of Customer set forth on the signature page of this Agreement; and the offices where Customer keeps all its Records are located at the address(es) listed on Schedule 3.1(k) annexed hereto or such other locations of which Facility Agent, Custodian and SunAmerica have been given notice in accordance with Section 2.8 in jurisdictions where all action required by Section 2.8 has been taken and completed.

          (l)    Account Banks and Payment Instructions.    The names and addresses of all banks with the account numbers of the accounts at the banks into which Collections are to be paid are accurately listed on Schedule 3.1(l) annexed hereto. Each Lock Box Agreement has been executed and delivered pursuant to Section 6.2 hereof. Customer has instructed all Obligors to submit all payments on the Receivables and Related Security directly to any Lock Box Account.

          (m)    Good Title.    Customer and its Subsidiaries have good, sufficient and legal title to all of their respective properties and assets reflected in the most recent financial statements delivered to SunAmerica, except for assets disposed of since the date of such financial statements in the ordinary course of business. Except as permitted by Section 5.2(a), all such properties and assets are free and clear of Liens.

          (n)    Names.    As of the date hereof and except as set forth on Schedule 3.1(n), the legal name of Customer is the only name used by it. Customer has not used any other corporate names, trade names or assumed names and will not use any such names without first giving written notice thereof to SunAmerica and Custodian.

          (o)    Eligible Receivables.    Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of the Purchase or any Investment of Principal thereof or therein shall in fact be an Eligible Receivable.

          (p)    Servicing Programs.    No license or approval is required for Customer's or any Purchaser Representative's use of any program or other property used by Servicer in the servicing of the Warehouse Assets, other than those which have been obtained and are in full force and effect.

          (q)    Loan Origination Guidelines.    Customer has complied, and will comply, in all material respects with the Loan Origination Guidelines in regard to each Receivable and related Contract.

          (r)    No Material Adverse Change.    Since the date of formation of Customer, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Change. Neither Customer nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by the Senior Subordinated Loan Agreement.

          (s)    Payment of Taxes.    All tax returns and reports of Customer and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Customer and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Customer knows of no proposed tax assessment against Customer or any of its Subsidiaries which is not being actively contested by Customer or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

          (t)    Employee Benefit Plans.

              (i)  Customer, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified. Each Employee Benefit Plan is listed on Schedule 3.1(t) annexed hereto.

             (ii)  No ERISA Event has occurred or is reasonably expected to occur.

            (iii)  Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Customer, any of its Subsidiaries or any of their respective ERISA Affiliates.

            (iv)  As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $100,000.

             (v)  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Customer, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $100,000.

          (u)    Solvency.    Customer and each of its Subsidiaries is and, upon the incurrence of any Customer Obligations by Customer on any date on which this representation is made, will be, Solvent.

          (v)    Subordinated Notes.    Customer has the corporate power and authority to issue the Subordinated Notes and the Subordinated Notes are the legally valid and binding obligations of Customer enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by equitable principles relating to enforceability. The subordination provisions of the Senior Subordinated Loan Agreement will be enforceable against the holders thereof or Persons party thereto, as applicable, and all Customer Obligations are within the definition of "Senior Loan Obligations" included in such provisions. As of the Closing Date, the aggregate principal amount of Subordinated Notes available pursuant to the Senior Subordinated Loan Agreement is $17,300,000.

          (w)    Environmental Protection.    (i) The operations of Customer and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws; (ii) Customer and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Customer and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental Authorizations; (iii) neither Customer nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or comparable state laws, and, to the best of Customer's knowledge, none of the operations of Customer or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location; (iv) none of the operations of Customer or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to result in a Material Adverse Change; and

  (v) neither Customer nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by Customer or any of its Subsidiaries.

          (x)    Employee Matters.    There is no strike or work stoppage in existence or threatened involving Customer or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change.

        Section 3.2.    Reaffirmation of Representations and Warranties.    On each day that an Investment of Principal is made hereunder, Customer, by accepting the proceeds of such Investment of Principal, shall be deemed to have certified that (i) all representations and warranties described in Section 3.1 hereof are correct on and as of such day as though made on and as of such day, and (ii) no event has occurred or is continuing, or would result from any such Investment of Principal or recomputation, that constitutes a Termination Event or a Potential Termination Event.

ARTICLE IV

CONDITIONS PRECEDENT

        Section 4.1.    Conditions to Closing.    The obligations of Facility Agent, each Purchaser, SunAmerica and each other Purchaser Representative hereunder is subject to the satisfaction of all the following conditions:

          (a)    Customer Documents.    On or before the Closing Date, Customer shall deliver or cause to be delivered to SunAmerica the following, each, unless otherwise noted, dated the Closing Date:

              (i)  Certified copies of its Operating Agreement, together with a good standing certificate from each state in which it is qualified as a foreign limited liability company to do business, each dated a recent date prior to the Closing Date;

             (ii)  Resolutions of its managers and members of Customer approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Customer is a party, certified as of the Closing Date by a manager or the Secretary of Customer as being in full force and effect without modification or amendment;

            (iii)  Signature and incumbency certificates of its officers executing this Agreement and the other Transaction Documents to which Customer is a party;

            (iv)  Executed originals of this Agreement and the other Transaction Documents; and

             (v)  Such other documents as SunAmerica may reasonably request.

          (b)    Opinions of Customer's Counsel.    SunAmerica and its counsel shall have received (i) originally executed copies of one or more favorable written opinions of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel for Customer, addressed to Facility Agent and SunAmerica which may be relied on by The Goldman Sachs Group, L.P., in form and substance reasonably satisfactory to SunAmerica and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit E annexed hereto and as to such other matters as SunAmerica may reasonably request.

          (c)    No Material Adverse Change.    Since the date of formation of Customer, no Material Adverse Change (in the sole opinion of SunAmerica) shall have occurred.

          (d)    Representations and Warranties; Performance of Agreements.    Customer shall have delivered to SunAmerica an Officers' Certificate, in form and substance satisfactory to SunAmerica, to the effect that the representations and warranties in Section 3 hereof and in the other Transaction Documents are true, correct and complete in all respects on and as of the Closing Date to the same extent as though made on and as of that date, that no Termination

  Event or Potential Termination Event has occurred and is continuing and that Customer shall have performed in all material respects all agreements and satisfied all conditions that this Agreement and the other Transaction Documents provides shall be performed or satisfied by it on or before the Closing Date, except as otherwise disclosed to and agreed to in writing by SunAmerica.

          (e)    Completion of Proceedings.    All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by SunAmerica and its counsel shall be satisfactory in form and substance to SunAmerica and such counsel, and SunAmerica and such counsel shall have received all such counterpart originals or certified copies of such documents as SunAmerica may reasonably request.

          (f)    Warehouse Assets.    Customer shall have taken or caused to be taken all such actions as may be necessary (in SunAmerica's judgment) to give Facility Agent on behalf of Purchasers a valid and perfected first priority interest in the Warehouse Assets, subject to no Adverse Claims. Such actions shall include, without limitation:

              (i)  The delivery to SunAmerica on behalf of Facility Agent of a Bill of Sale with respect to the Receivables, Related Security and other Warehouse Assets;

             (ii)  The delivery to SunAmerica for filing pursuant to this Agreement of properly executed financing statements under the UCC (or any equivalent or similar legislation) in form and substance satisfactory to SunAmerica in each jurisdiction as may be necessary (in SunAmerica's judgment) effectively to perfect the interests in all Warehouse Assets created by this Agreement;

            (iii)  Acknowledgment copies of proper financing termination statements, if any, necessary to release all Adverse Claims of any person in Warehouse Assets previously granted by Customer;

            (iv)  All Contracts and Receivable Delivery Documents relating to the Warehouse Assets as of the Closing Date shall have been delivered to Custodian;

             (v)  Certified copies of request for information or copies (Form 11) (or a similar search report certified by parties acceptable to SunAmerica) dated a date reasonably near the Closing Date listing all effective financing statements that name Customer (under its present name and any previous name) as transferor or debtor and that are filed in jurisdictions in which the filings were made pursuant to item (f)(ii) above together with copies of such financing statements (none of which shall cover any Warehouse Assets);

            (vi)  Updated executed and acknowledged Lock Box Notices to each Lock Box Bank with respect to each Lock Box and each Lock Box Account; and

           (vii)  Evidence reasonably satisfactory to SunAmerica that all other filings, recordings and other actions SunAmerica deems necessary or advisable to establish, preserve and perfect the Liens granted to Facility Agent on behalf of the Purchasers in the Warehouse Assets shall have been made.

          (g)    Powers of Attorney and Other Documents.    Customer shall have delivered to SunAmerica such powers of attorney and documents as SunAmerica shall request to enable SunAmerica or Custodian to collect all amounts due under any and all Warehouse Assets, including a Power of Attorney in substantially the form of Exhibit F annexed hereto.

          (h)    Insurance.    Customer shall have delivered to SunAmerica evidence satisfactory to SunAmerica that the insurance policies required by Section 5.1(i) have been obtained and are in full force and effect, and an Assignment of Insurance interests in the form of Exhibit G annexed hereto duly executed by Customer.

          (i)    Execution of Transaction Documents.    Customer shall have delivered to SunAmerica evidence satisfactory to SunAmerica of the execution and delivery by each of the parties thereto of all Transaction Documents and instruments contemplated thereby.

          (j)    Auditors Letter.    Customer shall have delivered to SunAmerica a copy of a letter in substantially the form of Exhibit H annexed hereto delivered by Customer to its accountants instructing them to disclose to SunAmerica or any other Purchaser Representative all financial statements and other information of any kind relating to Customers' business, financial condition and other affairs that SunAmerica or any other Purchaser Representative may reasonably request.

          (k)    Inspection of Records.    Customer shall have delivered to SunAmerica a direction letter executed by Customer authorizing SunAmerica, Facility Agent, the Servicer, the Master Servicer or Custodian and directing warehousemen to allow SunAmerica, Facility Agent, Custodian, the Servicer or the Master Servicer, to inspect and make copies from Customer's books and records maintained at off-site data processing or storage facilities.

          (l)    Consents.    Customer shall have delivered to SunAmerica executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with this Agreement and the other Transaction Documents.

          (m)    Licenses.    To the extent any such licenses are required to be obtained by Customer, Customer shall have delivered to SunAmerica a copy of Customer's finance licenses and a letter from the applicable Governmental Authority issuing each license within 30 days of the Closing Date, confirming that each license is in good standing.

          (n)    Escrow Agreement.    The parties thereto shall have entered into the Escrow Agreement, in form and substance satisfactory to SunAmerica.

          (o)    Paying Agent Agreement.    The parties thereto shall have entered into the Paying Agent Agreement, in form and substance satisfactory to SunAmerica.

          (p)    Hedge Agreement.    Customer and Goldman, Sachs & Co. shall have entered into the Hedge Agreement, in form and substance satisfactory to SunAmerica.

          (q)    Amended and Restated Senior Subordinated Loan Agreement.    The parties thereto shall have entered into the Amended and Restated Senior Subordinated Loan Agreement and Falcon shall have executed and delivered to the Lenders thereunder the notes evidencing the obligations of Customer thereunder, in form and substance satisfactory to SunAmerica.

          (r)    Other Information and Documents.    Customer shall have delivered to SunAmerica such other information and documents as SunAmerica may reasonably request.

        Section 4.2.    Conditions to All Investments of Principal.    The obligations of Facility Agent, each Purchaser, SunAmerica and each Purchaser Representative with respect to each Investment of Principal is subject to the satisfaction of all of the following conditions:

          (a)   With respect to the first Investment of Principal, Customer shall have paid to SunAmerica the fees payable on the first Funding Date referred to in Section 2.7, together with all costs and expenses of SunAmerica, Facility Agent, each other Purchaser Representative and their respective counsel.

          (b)   On each day that an Investment of Principal is made pursuant to this Agreement, the following statements shall be true, and Customer by accepting the proceeds of such Investment of Principal, shall be deemed to have certified that:

              (i)  all representations and warranties of Customer under Section 3.1 herein and in the other Transaction Documents are correct on and as of such day as though made on and as of such day;

             (ii)  no event has occurred or is continuing, or would result from any such Investment of Principal, that constitutes a Termination Event or a Potential Termination Event;

            (iii)  after giving effect to the Investment of Principal, the Aggregate Principal Outstanding will not exceed the Facility Limit; and

            (iv)  after giving effect to the Investment of Principal, the Aggregate Principal Outstanding will not exceed 92% of the Net Receivables Balance.

          (c)   As provided in the Escrow Agreement, Escrow Agent shall have delivered to SunAmerica and the other required parties the Closing Confirmation Letter (as defined in the Escrow Agreement).

          (d)   Custodian and SunAmerica shall have received such other documents, certificates, legal opinions, audit reports, Servicer reports and other items as Custodian or SunAmerica may reasonably request, in form and substance satisfactory to them.

          (e)   For each Eligible Receivable, Customer shall have included the Eligible Receivable on a List of Receivables delivered to SunAmerica and Custodian and shall have delivered to Custodian (or to Escrow Agent on behalf of Custodian) the Receivable Delivery Documents.

          (f)    No claim shall have been asserted or proceeding commenced challenging any Transaction Document or Facility Agent's, any Purchaser's, SunAmerica's or Custodian's rights under this Agreement, and no claim has been asserted which if true would be a breach of a representation and warranty in the Transaction Documents.

          (g)   No vendor or creditor of Customer shall have provided adverse credit information of a material nature about Customer to SunAmerica.

          (h)   SunAmerica's most recent inspection of the Warehouse Assets or Customer's records or operations shall have been reasonably satisfactory to SunAmerica.

          (i)    None of the actions taken or documents executed to satisfy the conditions in Section 4.1 shall have been revoked, rescinded, terminated, or canceled without SunAmerica's prior consent.

ARTICLE V

COVENANTS

        Section 5.1.    Affirmative Covenants of Customer.    Customer hereby covenants, undertakes and agrees that at all times from the date hereof to the date on which all amounts payable hereunder and under the other Transaction Documents shall be indefeasibly paid in full or if later, the Termination Date, unless SunAmerica shall otherwise consent in writing:

          (a)    Financial Reporting.    Customer will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Customer will deliver to Facility Agent, Custodian and the Master Servicer:

            (i)    Year-End Financials.    As soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Customer and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, member's equity and cash flows of Customer and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Customer that they fairly present the financial condition of Customer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Customer and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of KPMG Peat Marwick LLP or other independent certified public accountants of recognized national standing selected by Customer and satisfactory to SunAmerica, which report shall be unqualified, shall express no doubts about the ability of Customer and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Customer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and that, in the course of preparing the above financial statements, nothing has come to the attention of their personnel working on the financial statements in the ordinary course thereof that has caused them to believe that a Termination Event or Potential Termination Event has occurred, or if, they believe that any Termination Event or Potential Termination Event shall exist, stating the nature and status thereof.

            (ii)    Compliance Certificate.    Together with each delivery of financial statements of Customer and its Subsidiaries pursuant to subdivision (i) above, (A) an Officers' Certificate of Customer stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Customer and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes a Termination Event or Potential Termination Event, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Customer has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 5.

            (iii)    S.E.C. Filings.    Promptly upon the filing thereof, copies of all press releases, registration statements and annual, quarterly, monthly or other regular reports which Customer files with the Securities and Exchange Commission or any securities exchange.

            (iv)    ERISA Events.    Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Customer or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the DOL or the PBGC with respect thereto.

            (v)    ERISA Notices.    With reasonable promptness, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Customer, or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; all notices received by Customer or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as SunAmerica shall reasonably request;

            (vi)    Other Information.    Such other information (including non-financial information and any information with respect to Customer, or any of its Subsidiaries or other Affiliate) as Facility Agent, SunAmerica or any other Purchaser Representative may from time to time reasonably request.

          (b)    Notices.    Customer will notify Facility Agent, SunAmerica and Custodian in writing of any of the following as soon as practicable (but in any event within three (3) Business Days) after any officer of Company learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

            (i)    Termination Events or Potential Termination Events.    By a statement of the President, corporate comptroller or senior financial officer of Customer, the occurrence of a Termination Event or Potential Termination Event.

            (ii)    Representations and Warranties.    The failure of any representation or warranty to be true (when made or at any time thereafter) with respect to any Receivable or other Warehouse Asset.

            (iii)    Downgrade.    Any downward change in the rating of any Indebtedness or Securities (or equivalent) of Customer or any of its Subsidiaries, or of Servicer (excluding any asset-backed securities issued by Servicer with respect to securitizations or other segregated pools of assets), or of any credit support provider, if applicable, or Affiliate by any rating agency, setting forth the Indebtedness or securities affected and the nature of such change.

            (iv)    Litigation.    The institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Customer or any of its Subsidiaries or Affiliates or any property of Customer or any of its Subsidiaries or Affiliates (collectively, "Proceedings") not previously disclosed in writing by Customer to SunAmerica or any material development in any Proceeding that, in any case: (A) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Change, or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, and promptly after request by SunAmerica such other information as may be reasonably requested by SunAmerica to enable SunAmerica and its counsel to evaluate any of such Proceedings.

          (c)    Compliance with Laws.    Customer will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation all usury, truth in lending and consumer laws.

          (d)    Furnishing of Information and Audits.

              (i)  Customer will furnish to Facility Agent, Custodian and the Master Servicer from time to time such information with respect to the Warehouse Assets as they shall reasonably request, including, without limitation, the information and reports described in Section 2.11 hereof.

             (ii)  Customer will permit a firm selected by SunAmerica to conduct a review and audit Customers' loan submission package to ensure compliance with the Loan Origination Guidelines, such audit and review to take place, at SunAmerica's option, prior to each Investment of Principal prior to the first Securitization Transaction and thereafter on a quarterly basis. Each such review and audit shall be at Customer's expense. Customer will provide access to such firm pursuant to subsection (iii) below.

            (iii)  Customer will permit, at any time and from time to time during regular business hours (and, prior to the occurrence of a Termination Event or Potential Termination Event, after advance notice to Customer), Facility Agent, Custodian, Servicer, SunAmerica or any other Purchaser Representative, or their agents or representatives, (A) to examine and make copies of and abstracts from all Records and (B) to visit the offices and properties of Customer for the purpose of examining such Records, and to discuss matters relating to Warehouse Assets, Customer's performance under any Transaction Document or any financial or other aspect of Customer or any of its Subsidiaries or Affiliates with any of the officers, directors, employees or independent public accountants of Customer or Servicer.

            (iv)  Notwithstanding clause (iii) above, from time to time during regular business hours, Customer will permit certified public accountants or other auditors acceptable to SunAmerica, to conduct, at Customer's expense, a review of the Records, Customer's financial statements and Customer's computer systems and servicing reports. SunAmerica, Custodian, or any other Purchaser Representative, or their agents or representatives, may conduct reviews of the type described in this clause (iv) whenever they, in their reasonable judgement, deem such reviews appropriate.

          (e)    Keeping and Marking of Records and Books.

              (i)  Customer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Warehouse Assets in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables and other Warehouse Assets (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Customer will give Facility Agent, Custodian, Servicer and Master Servicer written notice of any material change in the administrative and operating procedures referred to in the previous sentence.

             (ii)  Customer will keep time books of record and account of Customer in which full, true and correct entries in accordance with GAAP will be made of all dealings or transactions in relation to its business and activities, including the setting up on its books, from income, reserves adequate in the judgment of Customer and its independent auditors for obsolescence, depreciation, depletion and amortization of the properties of Customer during each year.

            (iii)  Customer will mark its master data processing records and other books and records relating to the Warehouse Assets with a legend to indicate the interest of Facility Agent created hereunder and upon request of SunAmerica, Custodian or Master Servicer, will mark each Contract with a legend to indicate the interest of Facility Agent hereunder.

          (f)    Performance and Compliance with Receivables and Contracts.    Customer will at its expense timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables and the other Warehouse Assets.

          (g)    Loan Origination Guidelines.    Customer will comply with the Loan Original Guidelines in regard to the Warehouse Assets, including with respect to each Receivable and the related Contract.

          (h)    Subsequent Actions.    At the request of SunAmerica, Customer shall execute and deliver to SunAmerica such documents or take such action as SunAmerica deems reasonably necessary to carry out this Agreement and the other Transaction Documents.

          (i)    Maintenance of Properties; Customer Insurance.    Customer will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Customer and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Customer will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses.

          (j)    Customer's Remedial Action Regarding Hazardous Materials.    Customer shall promptly take, and shall cause each of its Subsidiaries promptly to take, all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations. If Customer or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Customer or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all applicable Governmental Authorities except when, and only to the extent that, Customer's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Customer or such Subsidiary.

          (k)    Hedge Obligations.    Customer shall obtain protection from interest rate fluctuations for the aggregate Outstanding Principal Balance of all Receivables or in such different amount as may be determined from time to time by Customer's Board of Directors, whether through the Hedge Agreement or otherwise.

        Section 5.2.    Negative Covenants of Customer.    Customer hereby covenants, undertakes and agrees that at all times from the date hereof to the date on which all amounts payable hereunder and under the other Transaction Documents shall be indefeasibly paid in full or if later, the Termination Date, unless SunAmerica shall otherwise consent in writing:

          (a)    Liens.    Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien or other Adverse Claim on or with respect to any property or asset of any kind (including any Warehouse Assets, Lock Box, Lock Box Account or Collection Account) of Customer or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

              (i)  Liens incurred in connection with Securitization Transactions and the Sale/Leaseback Program;

             (ii)  Liens with respect to Indebtedness permitted under Section 5.2(f)(vi) (which Lien shall apply only to the assets acquired by such Indebtedness);

            (iii)  Liens arising pursuant to Section 6 of the Hedge Agreement; and

            (iv)  Liens described in Schedule 5.2(a) annexed hereto.

          (b)    No Further Negative Pledges.    Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, and as provided in this Agreement, the Sale/Leaseback Program and Securitization Transactions, neither Customer nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

          (c)    No Restrictions on Subsidiary Distributions to Customer or Other Subsidiaries.    Except as provided herein, and the Senior Subordination Loan Agreement, the Sale/Leaseback Program and the Securitization Transactions, Customer will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Customer or any other Subsidiary of Customer, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Customer or any other Subsidiary of Customer, (iii) make loans or advances to Customer or any other Subsidiary of Customer, or (iv) transfer any of its property or assets to Customer or any other Subsidiary of Customer.

          (d)    Extension or Amendment of Receivables.    Except as expressly contemplated by this Agreement, Customer will not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

          (e)    Investments.    Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

              (i)  Customer and its Subsidiaries may make and own Investments in Eligible Investments;

             (ii)  Customer and its Subsidiaries may make intercompany loans to the extent expressly permitted in this Agreement;

            (iii)  Customer and its Subsidiaries may make Consolidated Capital Expenditures as expressly permitted in this Agreement;

            (iv)  Customer and its Subsidiaries may acquire Eligible Receivables and related Warehouse Assets;

             (v)  Customer and its Subsidiaries (i) may form bankruptcy remote wholly-owned Subsidiaries for the sole purpose of acquiring Eligible Receivables from Customer and entering into Securitization Transactions or Sale/Leaseback Transactions, and (ii) may establish the Sale/Leaseback Program and engage in Securitization Transactions; and

            (vi)  Company may make and own Investments pursuant to the terms of the Hedge Agreement.

          (f)    Indebtedness and Guaranties.    Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

              (i)  Customer may become and remain liable with respect to the Customer Obligations;

             (ii)  Customer and its Subsidiaries may become and remain liable with respect to Contingent Obligations expressly permitted by this Agreement and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

            (iii)  Customer may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that such Capital Leases are expressly permitted by this Agreement;

            (iv)  Customer may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Customer or any other wholly-owned Subsidiary of Company; provided that (A) all such intercompany Indebtedness shall be evidenced by promissory notes, (B) all such intercompany Indebtedness owed by Customer to any of its

    Subsidiaries shall be subordinated in right of payment to the payment in full of the Customer Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (C) any payment by any Subsidiary of Customer under any guaranty of the Customer Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Customer or to any of its Subsidiaries for whose benefit such payment is made;

             (v)  Customer may become and remain liable with respect to the Subordinated Notes;

            (vi)  Customer may become and remain liable with respect to Indebtedness (other than Capital Leases) to finance the purchase price of assets (other than Eligible Receivables) acquired after the Closing Date in the ordinary course of business in an aggregate principal amount for Customer and its Subsidiaries not to exceed $500,000 at any time outstanding;

           (vii)  Customer and its Subsidiaries may become and remain liable with respect to Indebtedness incurred in connection with Securitization Transactions and the Sale/Leaseback Program; and

          (viii)  Customer and its Subsidiaries may become and remain liable with respect to Indebtedness described in Schedule 5.2(f) annexed thereto.

          (g)    Contingent Obligations.    Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

              (i)  Customer and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with the Sale/Leaseback Program and Securitization Transactions or other sales of assets;

             (ii)  Customer and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Customer or any of its Subsidiaries permitted by Section 5.2(f);

            (iii)  Customer may become and remain liable with respect to Contingent Obligations in respect of sale and repurchase obligations pursuant to the Hedge Agreement; and

            (iv)  Customer may become and remain liable with respect to Contingent Obligations in respect of repurchase obligations pursuant to this Agreement.

          (h)    Restricted Junior Payments.    Customer shall not and shall not permit any of its Subsidiaries to make any Restricted Junior Payment, except that (i) Customer may make Permitted Tax Distributions and (ii) Customer may make scheduled interest payments on the Subordinated Notes, prepay the accrued interest and principal of the Subordinated Notes as provided in the Senior Subordinated Loan Agreement and pay the principal of the Subordinated Notes at maturity, in each case only to the extent expressly permitted under the subordination provisions of the Subordinated Notes.

          (i)    Capital Structure.    Customer shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Customer or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

              (i)  any Subsidiary of Customer may be merged with or into Customer or any wholly-owned Subsidiary of Customer, or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Customer or any wholly-owned Subsidiary of Customer; provided that, in the case of such a merger, Customer or such wholly-owned Subsidiary shall be the continuing or surviving corporation;

             (ii)  Customer and its Subsidiaries may make Consolidated Capital Expenditures permitted under Section 5.2(j) below;

            (iii)  Customer may make Asset Sales in connection with the Sale/Leaseback Program and Securitization Transactions; and

            (iv)  Customer may make transfers pursuant to the Hedge Agreement.

          (j)    Consolidated Capital Expenditures.    Customer shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, except in the ordinary course of business in an aggregate amount not to exceed $500,000 in any Fiscal Year.

          (k)    Restriction on Leases.    Customer shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease except for (a) obligations incurred in the ordinary course of business if immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $500,000, and (b) obligations for leased office space not to exceed $200,000 in any Fiscal Year.

          (l)    Transaction with Affiliates.    Except for the transactions expressly contemplated by this Agreement, Customer shall not and shall not permit any Subsidiary to enter into, or be a party to, any transaction with any Affiliate or member of Customer, except, consistent with Customer's practice before entering into this Agreement, in the ordinary course of, and pursuant to the reasonable requirements of, Customer's business and upon fair and reasonable terms which are fully disclosed in writing to SunAmerica prior to entering into such transaction and are no less favorable to Customer than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Customer.

          (m)    Adverse Transactions.    Customer shall not and shall not permit any Subsidiary to enter into any transaction which adversely affects the Receivables or Customer's ability to perform any of its obligations under any Transaction Document or Facility Agent's, any Purchaser's or any Purchaser Representative's rights or interests under any Transaction Document.

          (n)    Receivables and Related Property.    Except in connection with a Securitization Transaction permitted hereunder or as otherwise expressly permitted in the Transaction Documents, Customer shall not convey or allow any ownership, Lien or other interest in the Receivables or other Warehouse Assets other than Customer's, Facility Agent's and Purchaser's Representatives respective interests as described hereunder.

          (o)    Disposal of Subsidiary Stock.    Customer shall not, and shall not permit any of its Subsidiaries to directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to Customer, another Subsidiary of Customer, or to qualify directors if required by applicable law.

          (p)    Conduct of Business.    Customer shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) those necessary for, incident to, connected with, or arising out of the acquisition and servicing of Eligible Receivables and pursuant to Sale/Leaseback Transactions, and (ii) such other lines of business as may be consented to by SunAmerica. Notwithstanding the foregoing, no Subsidiary of Customer shall engage in any business except as contemplated by the Securitization Transaction to which it is a party.

          (q)    Accounting Changes.

              (i)  Customer shall not, and shall not permit any of its Subsidiaries to, (A) make or permit any change in accounting principles or reporting practices, except as required or permitted by GAAP or (B) change its Fiscal Year or fiscal quarters.

             (ii)  Customer and its Subsidiaries will use one of the following accounting firms, or its successors:

      KPMG Peat Marwick LLP
      Ernst & Young
      Arthur Andersen LLP
      Coopers & Lybrand/Price Waterhouse

          (r)    Principal Balance of Receivables.    Except with SunAmerica's express prior written consent, Customer shall not submit any Receivable as an Eligible Receivable hereunder, unless:

              (i)  the original principal amount of such Receivable together with the original principal amount of all other Receivables owing by the Obligor and its Affiliates is less than $20,000,000; and

             (ii)  if the Receivable is a Large Receivable (as defined below), the aggregate original principal amount of all Large Receivables, including the original principal amount of such Receivable, is less than $60,000,000. For purposes of the foregoing, a "Large Receivable" means a Receivable with an original principal amount of $10,000,000 or more.

ARTICLE VI

ADMINISTRATION AND COLLECTIONS

        Section 6.1.    Designation of Servicer.    Facility Agent hereby authorizes Customer to service, administer and collect the Receivables and to engage sub-servicers to render such services on its behalf, with the consent or at the direction of the Master Servicer as set forth below. The servicing, administering and collection of the Receivables shall be conducted initially by the Servicer pursuant to the terms of the Servicing Agreement, and, upon termination of Servicer under the Servicing Agreement by such Person so designated from time to time in accordance with this Section 6.1. Upon the occurrence of a Termination Event or a Servicer Default, or without cause as provided in the Servicing Agreement, Master Servicer may designate as Servicer any Person (including itself) to succeed Servicer or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of Servicer pursuant to the terms hereof and the Servicing Agreement; provided, however, that if Master Servicer terminates Servicer "without cause" and not in connection with a Termination Event hereunder, Master Servicer shall bear the out-of-pocket costs of Customer in connection therewith, including any termination payment payable under the Servicing Agreement. Customer shall fully cooperate with and assist such new Servicer. Such cooperation shall include (without limitation) access to and transfer of records and use by the new Servicer or its designee, of all licenses, hardware or software in the possession or control of Customer necessary or desirable to collect the Receivables and the Related Security.

        Section 6.2.    Lock Box Arrangements.    Prior to the initial Purchase hereunder, Customer shall enter into a Lock Box Agreement with Custodian and the Lock Box Bank, and deliver original counterparts thereof to Custodian. Upon the occurrence and during the continuation of a Termination Event, and if, at such time, Custodian is not also the Lock Box Bank, Custodian, at the instruction of the Master Servicer may at any time thereafter give notice to the Lock Box Bank that Custodian is exercising its rights under the Lock Box Agreement to do any or all of the following: (i) to have the exclusive ownership and control of the Lock Box Accounts transferred to Custodian and to continue to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Lock Box Accounts be redirected pursuant to its instructions rather than deposited in the applicable Lock Box Account, and (iii) to take any or all other actions permitted under the Lock Box Agreement or as owner of the Lock Box Account. Customer hereby agrees that if Custodian, at any time, takes any action set forth in the preceding sentence, Custodian shall have exclusive control of the Receivables and the proceeds (including Collections) of all Receivables and Customer hereby further agrees to take any other action that Custodian may reasonably request to transfer such control. Any proceeds of Receivables received by Customer shall be sent immediately to Custodian for deposit into the Collection Account. The parties hereto hereby acknowledge that if at any time Custodian takes control of any Lock Box Account, Custodian shall not have any rights to the funds therein for its own account (other than for the payment of its fees and expenses) such amounts being held as trustee for the benefit of Facility Agent and SunAmerica, and Custodian shall distribute or cause to be distributed such funds in its capacity as Paying Agent under this Agreement and the Paying Agent Agreement.

        Section 6.3.    Enforcement Rights.    At any time following the designation of a new Servicer pursuant to Section 6.1:

          (a)   Master Servicer may direct the Obligors and the Lock Box Banks that payment of all amounts payable under any Receivable be made directly to Custodian or its designee or if directed by the Master Servicer, to the Master Servicer or its designee.

          (b)   Customer shall, at Master Servicer's request and at Customer's expense, give notice of Facility Agent's (on behalf of the Purchasers) ownership of Receivables to each Obligor and direct that payments be made directly to Custodian or its designee or if directed by the Master Servicer, to the Master Servicer or its designee.

          (c)   The Master Servicer may request Customer to, and upon such request Customer shall, assemble all of the records necessary or desirable to collect the Receivables and the Related Security, and transfer or license the use of, to the new Servicer, all software necessary or desirable to collect the Receivables and the Related Security, and make the same available to the Master Servicer (if not the new Servicer) or Custodian at a place selected by the Master Servicer.

          (d)   Customer hereby authorizes SunAmerica and each other Purchaser Representative (or its designees), upon the occurrence and during the continuation of a Termination Event, to take all steps in Customer's name and on behalf of Customer necessary or desirable, in the determination of SunAmerica or such other Purchaser Representative, to collect all amounts due under all Receivables, including, without limitation, endorsing Customer's name on checks and other instruments representing Collections and enforcing such Receivables, Related Security and the related Contracts.

        Section 6.4.    Responsibilities of Customer.    Anything herein to the contrary notwithstanding, Customer shall (i) perform all of its obligations under the Contracts related to the Receivables to the same extent as if interests in such Receivables had not been sold hereunder and the exercise by Facility Agent on behalf of Purchasers, SunAmerica or Custodian of their rights hereunder shall not relieve Customer from such obligations, and (ii) pay when due any taxes including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. None of Facility

Agent, any Purchaser nor any Purchaser Representative shall have any obligation or liability with respect to any Receivable, Related Security or related Contract, nor shall it be obligated to perform any of the obligations of Customer thereunder, it being understood that the exercise by Facility Agent, any Purchaser or any Purchaser Representative of any rights under any of the Transaction Documents shall not release Customer from any of its duties or obligations under the Contracts, or any other contracts and agreements.

ARTICLE VII

TERMINATION EVENTS

        Section 7.1.    Termination Events.    The occurrence of any one or more of the following events shall constitute a "Termination Event":

          (a)   Customer shall fail to make any payment or deposit to be made by it hereunder or under any Transaction Document when due; or

          (b)   (i) Customer shall waive any Servicer Default without the prior consent of SunAmerica, (ii) Customer shall fail to exercise its rights in the event of a Service Default under the Servicing Agreement promptly upon obtaining knowledge thereof, or (iii) no replacement Servicer has been appointed by Customer (with the prior consent of SunAmerica, which consent shall not be unreasonably withheld or delayed) using good faith efforts within 30 days of Customer obtaining knowledge of a Servicer Default that is not waived (with SunAmerica's prior consent); or

          (c)   Customer shall fail to repurchase any Defaulted Receivable within 60 days of the date it becomes a Defaulted Receivable pursuant to the definition thereof; or

          (d)   Any representation, warranty, certification or statement made by Customer of any of its Subsidiaries in this Agreement or in any other Transaction Document or in statement or certificate at any time given by Customer of any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made provided, that if such default referred to in this Section 7.1(d) is susceptible of being cured, no Termination Event shall arise under this Section 7.1(d) unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Customer shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Customer shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon a Termination Event shall arise under this Section 7.1(d); or any other document delivered pursuant hereto shall prove to have been incorrect, when made or deemed made; or

          (e)   (i) Customer or any of its Subsidiaries shall fail to pay when due (A) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 7.1(a) above), (B) any Contingent Obligation, in each case beyond the end of any grace period provided therefor; or (ii) a breach or default by Customer or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness or any Contingent Obligation, or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

          (f)    Customer shall default in the performance of any other covenant or undertaking hereunder or under any Transaction Document, other than any such term referred to in any other paragraph of this Section 7.1, provided, that if such default referred to in this Section 7.1(f) is susceptible of being cured, no Termination Event shall arise under this Section 7.1(f) unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Customer shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Customer shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon a Termination Event shall arise under this Section 7.1(f); or

          (g)   (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Customer or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Customer or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Customer or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Customer or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Customer or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

          (h)   (i) Customer or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Customer or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Customer or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Managers of Company or the Board of Directors of any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

          (i)    Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $25,000 or (ii) in the aggregate at any time an amount in excess of $100,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Customer or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

          (j)    Any order, judgment or decree shall be entered against Customer or any of its Subsidiaries decreeing the dissolution or split up of Customer or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

          (k)   There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Customer or any of its ERISA Affiliates in excess of $50,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $100,000; provided, that if such default referred to in this Section 7.1(k) is susceptible of being cured, no Termination Event shall arise under this Section 7.1(k) unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Customer shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Customer shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon an Termination Event shall arise under this Section 7.1(k); or

          (l)    SunAmerica determines that the Rating Agency has determined that it will not issue or maintain, or any event shall occur which will likely prevent such Rating Agency from issuing or maintaining, a rating on the notes contemplated to be issued to SunAmerica or its designees in any Securitization Transactions or an event shall occur which will likely result in a review with negative implications, suspension, downgrade, withdrawal or other impairment of such rating; or

          (m)  Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Change; or

          (n)   Midland Loan Services, L.P. shall cease to be the "Servicer" under the Servicing Agreement (other than in connection with a termination by SunAmerica "without cause") and no successor servicer reasonably acceptable to SunAmerica shall have been appointed and accepted such appointment; or

          (o)   There shall occur in the opinion of SunAmerica a material adverse change in the financial condition, business, operations, or prospects of Customer or any its Affiliates or in the value of the Warehouse Assets or in the ability of Customer or such other party to perform its obligations hereunder or under any of the other Transaction Documents, including, but not limited to, the collection of the Warehouse Assets or in the collectibility of the Warehouse Assets or in the feasibility of any contemplated Securitization Transaction; or

          (p)   (i) any Proceeding not disclosed to SunAmerica prior to the date of the execution and delivery of this Agreement is pending against Customer or any of its Subsidiaries, or (ii) any material development not so disclosed has occurred in any Proceeding so disclosed, which, in the case of clause (i) or (ii) above, has a reasonable likelihood of causing a material adverse effect on the collectibility of the Receivables or the ability of Customer or Servicer to perform hereunder or under the other Transaction Documents or in any contemplated or other Securitization Transaction or with respect to the feasibility of any Securitization Transactions; or

          (q)   any material deficiency or qualification in any audit performed in connection with the Receivables is not, in the opinion of SunAmerica, satisfactorily cured within 30 days; or

          (r)   a Change of Control shall occur; or

          (s)   this Agreement shall for any reason cease to create a valid, first priority ownership or security interest in any of the Receivables and other Warehouse Assets, or the validity or enforceability thereof shall be contested by Customer or any Subsidiary; or

          (t)    the Outstanding Principal Invested shall at any time be greater than 92% of the Net Receivables Balance.

        Section 7.2.    Remedies.

        (a)    Optional Liquidation.    Upon the occurrence and during the continuance of a Termination Event (other than a Termination Event described in Section 7.2(g), SunAmerica may declare the Termination Date to have occurred whereupon the Termination Date shall occur.

        (b)    Automatic Liquidation.    Upon the occurrence of a Termination Event described in Section 7.2(g), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such Termination Event.

        (c)    Additional Remedies.    Upon the occurrence of the Termination Event pursuant to this Section 7.2, in addition to all other rights and remedies that Facility Agent and SunAmerica have hereunder, under the other Transaction Documents and under applicable law including without limitation under the UCC:

            (i)  SunAmerica may require Customer to repurchase on demand, and Customer shall make such repurchase on demand, without recourse against Facility Agent, SunAmerica or any Purchaser and regardless if the Receivables have any value, from Facility Agent and, if applicable, SunAmerica, all Receivables sold by Customer to Facility Agent on behalf of the Purchasers, or, if applicable, SunAmerica, for an amount equal to Customer Repurchase Price plus all other amounts payable hereunder and under the other Transaction Documents without set-off, counterclaims, abatement or defense, or SunAmerica may require Customer to sell or otherwise transfer or liquidate all or any of the Receivables and/or Related Security on behalf of Facility Agent publicly or privately on such terms as SunAmerica may determine are appropriate in its discretion to any Person including itself; and/or

           (ii)  SunAmerica may replace Servicer, pursuant to Section 6.1; and/or

          (iii)  Facility Agent may transfer the Warehouse Assets to SunAmerica or its designees; and/or

          (iv)  with respect to SunAmerica, the right to carry out the action within the scope of Customer's appointment of Custodian as attorney-in-fact.

        SunAmerica shall have the right at any time and from time to time, at SunAmerica's sole discretion and without notice to Customer, (a) to enforce payment of the Obligor's obligations and any other Warehouse Assets, and to collect and foreclose, by legal proceedings or otherwise, the Warehouse Assets in the name of SunAmerica or Facility Agent and (b) to take control, in any manner, of any item of payment for or proceeds of the Warehouse Assets. None of Facility Agent, any Purchaser nor any Purchaser Representative is obligated to pursue the Warehouse Assets or any other Person in order to enforce Customer's obligations hereunder. Facility Agent, SunAmerica and the other Purchaser Representatives are hereby granted a license or other applicable right to use, without charge, Customer's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Warehouse Assets, in advertising for sale and selling any Warehouse Assets and Customer's rights under all licenses and all franchise agreements shall inure to Facility Agent's, SunAmerica's and the other Purchaser Representatives benefit for this purpose.

        Section 7.3.    Injunctive Relief.    Customer recognizes that if there is a Termination Event then, depending on the nature of the Termination Event, it may be that no remedy at law will provide complete or adequate relief to Facility Agent, Purchasers or SunAmerica, and Facility Agent on behalf of the Purchasers or SunAmerica may, to the extent permitted by applicable law, be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. The injunctive relief shall not be a waiver of Facility Agent's or SunAmerica's rights to other relief and remedies.

        Section 7.4.    SunAmerica Purchases and Customer Repurchases.    On demand of SunAmerica, or on demand of Customer in order to effect Securitization Transactions permitted hereunder at any time (before or after a Termination Event), which demand shall be in the form of Exhibit I annexed hereto, Facility Agent on behalf of the Purchasers shall, subject to receipt of Customer Repurchase Price plus all other amounts payable by Customer hereunder and under the other Transaction Documents transfer the Warehouse Assets, and duly execute and deliver, to SunAmerica (or its designees) a transfer certificate in the form of Exhibit J annexed hereto, whereupon SunAmerica (or such designees), or Customer, as applicable shall succeed to the rights of Facility Agent and Purchasers in respect of the Receivables and Related Security and assets comprising of the Warehouse Assets.

ARTICLE VIII

SECURITY INTEREST

        Section 8.1.    Grant of Security Interest.    It is the express intent of the parties hereto that the transfer of the Receivables, the Related Security and the other Warehouse Assets by Customer to Facility Agent on behalf of Purchasers, as contemplated by this Agreement be, and be treated as, sales with full recourse and not secured loans secured by the Receivables, the Related Security and the other Warehouse Assets. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans to Customer, Customer hereby assigns and grants to Facility Agent for the benefit of each Purchaser a first priority security interest in all of such Customer's right, title and interest in, to and under all of the following, whether now or hereafter existing: (a) each and every Receivable, all Related Security with respect to each such Receivable, each and every Collection related thereto and all other Warehouse Assets of every nature, (b) any Lock Box Accounts and the Collection Account, all funds on deposit therein and all certificates and instruments, if any, from time to time evidencing such account and funds on deposit therein, all investments made with such funds, all claims thereunder or in connection therewith, all contract rights (including under insurance policies) and other rights relating thereto and all interest, dividends, moneys, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect or in exchange for any or all of the foregoing and anything else constituting part of the Warehouse Assets, and (c) all proceeds and amounts received or receivable by Customer, Facility Agent, SunAmerica or any other Purchaser Representatives under any or all of the foregoing, to secure the prompt payment and performance of all Customer Obligations arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, all Interest, all fees, an amount equal to Customer Repurchase Price plus all other amounts payable hereunder and under the other Transaction Documents, repurchase and payment in full of all Receivables funded by Purchasers hereunder, payments on account of Collections received or deemed to be received and fees. This Agreement shall constitute a security agreement under applicable law with regard to the security interest granted pursuant to this Section 8.1.

ARTICLE IX

INDEMNIFICATION

        Section 9.1.    Indemnities by Customer.    Without limiting any other rights which Facility Agent, Purchasers, SunAmerica and any other Purchaser Representative may have hereunder or under applicable law, Customer hereby agrees to indemnify and hold harmless Facility Agent, each Purchaser, SunAmerica and each other Purchaser Representative and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys fees (which such attorneys may be employees of such Indemnified Parties, or any assignee, if any) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or any other Transaction Document, or the acquisition, either directly or indirectly, by Facility Agent on behalf of the Purchasers or its successors or assigns of the Warehouse Assets, or in respect of any commitment or obligation of SunAmerica for itself or in favor of any other Purchaser Representative to acquire the Warehouse Assets and pay amounts in respect of this facility, including the Interest and Early Collection Fee under any agreement between SunAmerica and any other Purchaser Representative pertaining hereto, excluding, however, Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; provided that nothing contained in this sentence shall limit the liability of Customer or limit the recourse of Facility Agent, SunAmerica or any other Purchaser Representative to Customer for amounts otherwise specifically provided to be paid by Customer under the terms of this Agreement or any other Transaction Document, including without limitation under the terms of the next succeeding sentence. Without limiting the generality of the foregoing indemnification, Customer shall indemnify and hold harmless Facility Agent, each Purchaser, SunAmerica and each other Purchaser Representative for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Customer) relating to or resulting from:

          (a)   the transfer to Facility Agent on behalf of the Purchasers of an undivided percentage ownership interest in any Receivable and otherwise with respect to the Receivables and Purchases and Investments of Principal hereunder and under the Transaction Documents, and the transactions hereunder and contemplated hereby;

          (b)   any representation or warranty made by Customer (or any officers of Customer) under or in connection with this Agreement or any other Transaction Document, any report or any other information or report delivered by Customer pursuant hereto, which shall have been false or incorrect when made or deemed made;

          (c)   the failure by Customer to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law rule or regulation;

          (d)   the failure to vest and maintain vested in Facility Agent on behalf of the Purchasers the Warehouse Assets, free and clear of any Adverse Claim;

          (e)   the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Warehouse Assets;

          (f)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable included in the Warehouse Assets (including, without limitation, a defense based on such Receivable or the Contract relating to such Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish such goods or services;

          (g)   any failure of Customer to perform its duties or obligations in accordance with the provisions of this Agreement or under the other Transaction Documents;

          (h)   any legal suit or other claim or action of whatever sort arising out of or in connection with any Receivable or this Agreement or any other Transaction Document; or

          (i)    any products liability claim or personal injury or property damage suit or other claim or action of whatever sort arising out of or in connection with any Receivable, the Related Security therefor or this Agreement.

        Section 9.2.    Tax Indemnification and Characterization.

        (a)   Customer hereby agrees to pay, and to indemnify, protect, save and hold harmless, on an after-Tax basis, Facility Agent, SunAmerica and each other Purchaser Representative from and against all (i) Taxes which may at any time be imposed or asserted by reason of, in connection with or in respect of the Receivables or the Warehouse Assets or any transactions contemplated hereby or the receipt of payment under this Section 9.2, whether imposed on Facility Agent, SunAmerica, any other Purchaser Representative, Customer, the Receivables, the Warehouse Assets or otherwise, and whether arising by reason of the acts to be performed by Customer hereunder or otherwise and (ii) damages, losses, claims, liabilities and related costs and expenses of Facility Agent, SunAmerica and each other Purchaser Representative in connection with the imposition or assertion of any Tax described in (i); provided, however, this Section 9.2(a) shall not apply with respect to Taxes on or measured by the overall net income, net profits or net receipts of Facility Agent, SunAmerica or such Purchaser Representative ("Income Taxes") to the extent that the computation of such Income Taxes is consistent with the Intended Characterization (as defined in Section 9.2(c)).

        (b)   In addition to and not in limitation of the indemnifications contained in Section 9.2(a), Customer hereby agrees to pay, and to indemnify, protect, save and hold harmless, Facility Agent, SunAmerica and each other Purchaser Representative, on an after-Tax basis, from and against (i) the excess of (x) the aggregate state and local Taxes on or measured by net income or profits (and Taxes in lieu thereof) payable by any such indemnified party in connection with or in respect of the Receivables or any transactions contemplated hereby or the receipt of payment under this Section 9.2, over (y) the amount of such state and local income Taxes which would have been payable on such indemnified party's net income in connection with or in respect of the Receivables or any transactions contemplated hereby, had the entire amount of such income been subject to Tax in the jurisdiction in which such indemnified party's principal executive office is located, and only in such jurisdiction and (ii) all damages, losses, claims, liabilities and related costs and expenses of such indemnified party in connection with clause (i).

        (c)   It is the intention of the parties hereto that for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by all applicable Purchasers to Customer (the "Intended Characterization"). The parties hereby agree to report such transactions for the purposes of all Taxes, and otherwise to act for the purposes of all Taxes, in a manner consistent with the Intended Characterization.

        (d)   All payments due pursuant to this Section 9.2 shall be paid no later than five (5) days after demand for such payment has been made by an Indemnified Party. Without in any way limiting such parties' remedies, any such amount not paid when due shall bear interest at a rate equal to the Overdue Rate. Any claim that an Indemnified Party makes for payment pursuant to this Section 9.2 shall be accompanied by a statement of such parties' accountants which attests that the claim has been computed in conformity with the requirements of this Section 9.2.

        Section 9.3.    Increased Cost and Reduced Return.

        (a)   If after the date hereof, an Indemnified Party shall be charged any fee, expense or increased cost pursuant to any funding agreement or in connection herewith or any agreement between SunAmerica and Facility Agent pertaining hereto, in each case on account of the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, state insurance regulatory body or the NAIC or comparable agency charged with the interpretation or administration thereof, or compliance by the financial institution party to such funding agreement or any agreement between SunAmerica and Facility Agent pertaining hereto or in connection herewith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Regulatory Change"): (i) which subjects such financial institution to any charge or withholding on or with respect to such funding agreement or any agreement between SunAmerica and Facility Agent pertaining hereto or in connection herewith or such financial institution's obligations thereunder, or changes the basis of taxation of payments to such financial institution of any amounts payable under such funding agreement or any agreement between SunAmerica and Facility Agent pertaining hereto or in connection herewith (except for changes in the rate of tax on the overall net income of such financial institution) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of such financial institution, or credit extended by such financial institution or (iii) which imposes any other condition the result of which is to increase the cost to such financial institution of purchasing or funding under such funding agreement or any agreement between SunAmerica and Facility Agent pertaining hereto or in connection herewith, or to reduce the amount of any sum received or receivable by such financial institution under such funding agreement or any agreement between SunAmerica and Facility Agent pertaining hereto or in connection herewith, then, upon demand by such an Indemnified Party Customer shall pay to such parties such amounts charged to them.

        (b)   If after the date hereof, an Indemnified Party shall be charged any fee, expense or increased cost pursuant to any funding agreement on account of the financial institution party to such funding agreement or any agreement between SunAmerica and Facility Agent pertaining hereto or in connection herewith having determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such financial institution with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such financial institution's capital as a consequence of its obligation under such funding agreement, to a level below that which such financial institution could have achieved but for such adoption, change or compliance, then, upon demand by an Indemnified Party Customer shall pay to such parties any such amounts charged to them.

        Section 9.4.    Other Costs and Expenses.    Customer shall pay to Facility Agent, Amsterdam, SunAmerica and each other Purchaser Representative on demand, all costs and expenses (excluding such Person's allocated internal costs) in connection with the preparation, execution, delivery and administration of this Agreement, any funding agreement by and between Facility Agent, Custodian or SunAmerica and any financial institution in connection with the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, reasonable fees and out-of-pocket expenses of legal counsel for Facility Agent, Amsterdam, SunAmerica and each other Purchaser Representative with respect thereto and with respect to advising Facility Agent, Amsterdam, SunAmerica, any other Purchaser Representative and such financial institution as to its rights and remedies under this Agreement and any funding agreement, respectively, and all costs and expenses, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents or the administration of this Agreement following a Termination Event; provided, that unless Facility Agent, Amsterdam, SunAmerica, Custodian or another Purchaser Representative reasonably concludes that the representation by one counsel of all of the them would create a conflict of interest for such counsel, Customer shall only be responsible for the fees and expenses of one counsel under this Section 9.4. Customer shall reimburse Facility Agent, Amsterdam, SunAmerica and each other Purchaser Representative on demand for any amount they must pay to any financial institution pursuant to any funding agreement on account on any tax described in Section 9.2 and applicable to such financial institution. Customer shall reimburse Facility Agent, Amsterdam, SunAmerica and each other Purchaser Representative on demand for Customer's allocable portion of all other costs and expenses incurred by Facility Agent, Amsterdam, SunAmerica and such other Purchaser Representative ("Other Costs") incurred in connection with auditing the books, records and procedures of Customer, the cost of auditing Amsterdam's books by certified public accountants, and the cost of rating Amsterdam's commercial paper by independent financial rating agencies. In addition, Customer shall reimburse Amsterdam on demand for the reasonable fees and out-of-pocket expenses of counsel for Amsterdam or any counsel for any shareholder of Amsterdam with respect to advising Amsterdam or such shareholder as to matters relating to Amsterdam's operations to the extent related to Customer and its activities.

        Section 9.5.    Withholding Taxes.

        (a)   All payments made by Customer hereunder to Facility Agent or any Purchaser (a "recipient") shall be made without withholding for or on account of any present or future (i) United States federal withholding taxes on income or (ii) any other taxes imposed by any jurisdiction in the USA or any jurisdiction from which Customer makes a payment hereunder, excluding taxes imposed on net income, net profits or net receipts of the recipient and franchise taxes imposed by the jurisdiction under which the recipient is organized or any political subdivision thereof or by any jurisdiction or any political subdivision thereof in which the recipient holds any asset in connection with this Agreement (such non-excluded taxes, the "Indemnified Taxes"). If any such withholding is so required, Customer shall make the withholding, pay the amount withheld in the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by the recipient is free and clear of such Indemnified Taxes (including such Indemnified Taxes on such additional amount) and is equal to the amount that the recipient would have received had such withholding not been made; provided, no payment shall be required under this sentence if the withholding is required as a result of the failure of the recipient to deliver the form required by Section 9.5(b). If Customer pays any such Indemnified Taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the recipient on whose account such withholding as made (with a copy to the Facility Agent if not the recipient of the original) on or before the 30th day after payment.

        (b)   Before the first date on which any amount is payable hereunder for the account of any recipient not incorporated under the laws of the USA, such recipient shall deliver to Customer and the Facility Agent each two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or successor applicable form) certifying that such recipient is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such recipient shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Facility Agent. The Facility Agent and each recipient hereby represents and warrants to Customer that, as of the date of this Agreement, no payments to it hereunder or in connection herewith are subject to any United States federal withholding taxes or any other taxes imposed by any jurisdiction in the USA or any jurisdiction from which Customer or the Facility Agent makes a payment hereunder, and each Person who at any time after the date hereof becomes the Facility Agent or a Purchaser hereto represents and warrants to Customer that, as of the date it shall become the Facility Agent or a Purchaser, no payments to it hereunder or in connection herewith will be subject to any United States federal withholding taxes or any other taxes imposed by any jurisdiction in the USA or any jurisdiction from which Customer or the Facility Agent makes a payment hereunder.

        (c)   The Facility Agent on behalf of each Purchaser agrees that, upon the occurrence of any event giving rise to the operation of Section 9.5(a) above to the Facility Agent or such Purchaser, it will, if requested by Customer, use reasonable efforts (subject to overall policy considerations of the Facility Agent or such Purchaser) to designate another lending office for any Investments of Principal affected by such event, with the object of avoiding the consequence of the event giving rise to the operation of such Section; provided, such designation shall be made on such terms that the Facility Agent or such Purchaser and its lending office, in the Facility Agent's or such Purchaser's reasonable judgment, suffer no economic, legal, regulatory or other disadvantage.

ARTICLE X

CUSTODIAN

        Section 10.1.    Duties of Custodian.

        (a)   Customer, Facility Agent on behalf of the Purchasers and SunAmerica hereby appoint Custodian, and Custodian hereby agrees, to act as Custodian in accordance with the terms of this Agreement. The Custodian will hold all Warehouse Assets delivered to it from time to time as custodian for the benefit of the Facility Agent, Purchasers and SunAmerica, subject to the terms and provisions hereof. Except as specifically set forth herein, the Custodian shall have no obligation to collect any amounts or property to be paid or delivered to it hereunder.

        (b)   The Custodian will perform its duties under this Section 10.1 and hereunder on behalf of and for the benefit of Facility Agent, each Purchaser and SunAmerica as their custodian, in accordance with the terms of this Agreement and applicable law and, to the extent consistent with such terms, in the same manner in which, and with the same care, skill, prudence and diligence with which it administers documents relating to similar assets, giving due consideration to customary and usual standards of practice of prudent institutional loan custodians and, in each case, taking into account its other obligations hereunder, but without regard to:

            (i)  any relationship that the Custodian or any Affiliate thereof may have with the related Obligor; or

           (ii)  the ownership, or holding in trust for others, by the Custodian, of any other loans, leases or property.

        (c)   The Custodian shall promptly report to the Facility Agent and SunAmerica any failure by it to hold the Receivables Delivery Documents as herein provided and shall promptly take appropriate action to remedy any such failure but shall be liable therefor only to the extent (i) any such failure is caused by the acts or omissions of the Custodian resulting from its gross negligence or willful misconduct and (ii) such remedial action is or was at the time of such failure otherwise within its capabilities or control. The Custodian shall have and perform the following powers and duties:

            (i)  hold the Receivables Delivery Documents on behalf of Facility Agent, Purchasers and SunAmerica, maintain accurate records pertaining to the Receivables Delivery Documents to enable it to comply with the terms of this Agreement, and maintain a current inventory thereof;

           (ii)  implement policies and procedures in accordance with Custodian's normal business practices with respect to the handling and custody of the Receivables Delivery Documents so that the integrity and physical possession of the Receivables Delivery Documents will be maintained; and

          (iii)  hold and distribute and invest monies and other assets in accordance with the terms hereof.

        (d)   In acting as custodian of the Receivables Delivery Documents, Custodian agrees further that it does not and will not have or assert any interest in the Warehouse Assets in its individual capacity.

        (e)   The Custodian agrees to maintain the Receivables Delivery Documents at the Corporate Custodian Office or at such other offices of the Custodian as shall from time to time be identified by prior written notice to SunAmerica; provided, prior to relocating any of the Receivables Delivery Documents at any of such other offices, the Custodian shall have obtained an opinion of counsel (acceptable to the Facility Agent and SunAmerica) as to Facility Agent's first perfected interest in the Receivables Delivery Documents. Subject to the foregoing, the Custodian may temporarily move

Receivables Delivery Documents or any portion thereof without notice as necessary to conduct its duties pursuant to this Agreement or any other Transaction Document.

        (f)    If a Termination Event has occurred and is continuing of which a Responsible Officer of Custodian shall have actual knowledge, Custodian shall exercise the rights and powers vested in it by this Agreement and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        (g)   Except during the continuance of a Termination Event: (i) Custodian undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Paying Agent Agreement and no implied covenants or obligations shall be read into this Agreement against Custodian; and (ii) in the absence of bad faith on its part, Custodian may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to Custodian and conforming to the requirements of this Agreement; however, Custodian shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Agreement.

        (h)   Custodian may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that: (i) this paragraph does not limit the effect of Section 10.1(g); (ii) Custodian shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that Custodian was grossly negligent in ascertaining the pertinent facts; and (iii) Custodian shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Agreement.

        (i)    Every provision of this Agreement that in any way relates to Custodian is subject to paragraphs (f), (g), (h) and (i) of this Section.

        (j)    Except for the obligation to invest funds in the Collection Account as set forth in the Paying Agent Agreement, Custodian shall not be liable for interest on any money received by it.

        (k)   Money held in trust by Custodian need not be segregated from other funds except to the extent required by law or the terms of this Agreement or the Paying Agent Agreement.

        (l)    No provision of this Agreement shall require Custodian to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not reasonably assured to it.

        (m)  Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to Custodian shall be subject to the provisions of this Article X.

        (n)   Custodian shall not be required to take notice or be deemed to have notice or knowledge of any Servicer Default or Termination Event hereunder unless Custodian shall have received written notice or have actual knowledge thereof.

        (o)   The permissive right of Custodian to take actions enumerated in this Agreement shall not be construed as a duty or obligation and Custodian shall not be answerable for other than its own negligent or willful misconduct.

        Section 10.2.    Rights of Custodian.

        (a)   Custodian may conclusively rely, as to the truth of the statements or the correctness of the opinions expressed therein, on any document believed by it to be genuine and to have been signed or presented by the proper person. Custodian need not investigate any fact or matter stated in the document.

        (b)   Before Custodian acts or refrains from acting, it may require an Officer's Certificate or an opinion of counsel. Custodian shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer's Certificate or opinion of counsel.

        (c)   Custodian may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian or nominee, and Custodian shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

        (d)   Custodian shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that Custodian's conduct does not constitute willful misconduct, negligence or bad faith.

        (e)   Custodian may consult with counsel, including Customer's counsel, and the advice or opinion of counsel with respect to legal matters relating to this Agreement shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

        Section 10.3.    Individual Rights of Custodian.    Custodian in its individual or any other capacity may otherwise deal with Customer or its Affiliates with the same rights it would have if it were not Custodian. However, Custodian must comply with Section 10.11.

        Section 10.4.    Custodian's Disclaimer.    Custodian shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement, it shall not be accountable for Customer's use of the proceeds from Purchases, and it shall not be responsible for any statement of Customer in any Transaction Document or in any document issued in connection with any Transaction Document. Custodian shall have no duty (i) to see to any recording, filing, or depositing of this Agreement or any other agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof; (ii) to see to the acquisition or maintenance of any insurance, (iii) to see to the payment or discharge of any tax, assessment or any other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, Warehouse Assets and (iv) to confirm or verify the contents of any reports or certificates of Customer or Servicer delivered to Custodian pursuant to this Agreement believed in good faith by Custodian to be genuine and to have been signed or presented by the proper party or parties.

        Section 10.5.    Notice of Termination Event.    If a Potential Termination Event or Termination Event occurs and is continuing and if it is either actually known or written notice of the existence thereof has been delivered to a Responsible Officer of Custodian, Custodian shall promptly mail to Facility Agent and SunAmerica notice of the Potential Termination Event or Termination Event.

        Section 10.6.    Reports by Custodian to Facility Agent and SunAmerica.    Customer or Servicer shall prepare and provide to Custodian, and Custodian shall deliver to Facility Agent and SunAmerica such information as may be required to enable such holder to prepare its federal and state income tax returns.

        Section 10.7.    Compensation.    Customer shall pay to Custodian the compensation described in the Paying Agent Agreement. Custodian's compensation shall not be limited by any law on compensation of a custodian of an express trust. Customer shall reimburse Custodian for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of Custodian's agents, counsel, accountants and experts. Customer's obligations to Custodian pursuant to this Section shall survive the discharge of this Agreement, and the resignation or removal of Custodian. When Custodian incurs expenses after the occurrence of a Termination Event specified in Section 7.1(g) with respect to Customer, the expenses are intended to constitute expenses of administration under Title 11 of the United States code or any other applicable federal or state bankruptcy, insolvency or similar law.

        Section 10.8.    Replacement of Custodian.    No resignation or removal of Custodian and no appointment of a successor Custodian shall become effective until the acceptance of appointment by the successor Custodian pursuant to this Section 10.8. Custodian may resign at any time by so notifying Customer. SunAmerica may remove Custodian by so notifying Custodian and may appoint a successor Custodian. Custodian shall be removed if: (a) Custodian fails to comply with Section 10.11; (b) Custodian is adjudged bankrupt or insolvent; (c) a receiver or other public officer takes charge of Custodian or its property; or (d) Custodian otherwise becomes incapable of acting. If Custodian resigns or is removed or if a vacancy exists in the office of Custodian for any reason (Custodian in such event being referred to herein as the retiring Custodian), SunAmerica shall promptly appoint a successor Custodian. A successor Custodian shall deliver a written acceptance of its appointment to the retiring Custodian and to Customer, and SunAmerica. Thereupon the resignation or removal of the retiring Custodian shall become effective, and the successor Custodian shall have all the rights, powers and duties of Custodian under this Agreement. The successor Custodian shall mail a notice of its succession to each Purchaser Representative. The retiring Custodian shall promptly transfer all Warehouse Assets or other property held by it as Custodian pursuant hereto to the successor Custodian. All out-of-pocket expenses of Custodian incurred in connection with such transfer (other than a transfer upon a removal of Custodian for cause) shall be reimbursed by Customer. If a successor Custodian does not take office within 60 days after the retiring Custodian resigns or is removed, the retiring Custodian, SunAmerica may petition any court of competent jurisdiction for the appointment of a successor Custodian.

        Notwithstanding the replacement of Custodian pursuant to this Section, Customer's and Servicer's obligations under Section 10.7 shall continue for the benefit of the retiring Custodian. Custodian shall not be liable for the acts or omissions of any successor Custodian.

        Section 10.9.    Successor Custodian by Merger.    If Custodian consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Custodian; provided, that such corporation or banking association shall be otherwise qualified and eligible under Section 10.11.

        Section 10.10.    Appointment of Co-Custodian or Separate Custodian.

        (a)   Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Warehouse Assets may at the time be located, Custodian shall have the power and may execute and deliver all instruments to appoint one or more Persons to act as a co-custodian or co-custodians, or separate custodian or separate custodians, of all or any part of the Warehouse Assets, and to vest in such Person or Persons, in such capacity and for the benefit of Facility Agent on behalf of the Purchasers and SunAmerica, such title to the Warehouse Assets, or any part hereof, and, subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as Custodian may consider necessary or desirable. No co-custodian or separate custodian hereunder shall be required to meet the terms of eligibility as a successor custodian under Section 10.11.

        (b)   Every separate custodian and co-custodian shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (i)  all rights, powers, duties and obligations conferred or imposed upon Custodian shall be conferred or imposed upon and exercised or performed by Custodian and such separate custodian or co-custodian jointly (it being understood that such separate custodian or co-custodian is not authorized to act separately without Custodian joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed Custodian shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Warehouse Assets or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate custodian or co-custodian, but solely at the direction of Custodian;

           (ii)  no custodian hereunder shall be personally liable by reason of any act or omission of any other custodian hereunder; and

          (iii)  Custodian may at any time accept the resignation of or remove any separate custodian or co-custodian.

        (c)   Any notice, request or other writing given to Custodian shall be deemed to have been given to each of the then separate custodians and co-custodians, as effectively as if given to each of them. Every instrument appointing any separate custodian or co-custodian shall refer to this Agreement and the conditions of this Article X. Each separate custodian or co-custodian, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with Custodian or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, Custodian. Every such instrument shall be filed with Custodian.

        (d)   Any separate custodian or co-custodian may at any time constitute Custodian its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate custodian or co-custodian shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by Custodian, to the extent permitted by law, without the appointment of a new or successor custodian.

        Section 10.11.    Eligibility; Disqualification.    Custodian shall at all times be a financial institution organized and doing business under the laws of the United States of America or any state, be authorized under such laws to exercise corporate trust powers, be subject to supervision and examination by Federal or state authority, and have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

        Section 10.12.    Representations and Warranties of Custodian.    Custodian represents and warrants that: (a) Custodian is duly organized, validly existing and in good standing under the laws of the federal laws of the United States; (b) Custodian has the corporate power and authority to enter into and perform its obligations under the Agreement and has duly authorized, executed and delivered the Agreement; and (c) the execution and delivery of this Agreement will not conflict with or result in a breach of any of the provisions of Custodian's charter or by-laws.

ARTICLE XI

FACILITY AGENT

        Section 11.1.    The Facility Agent: Appointment and Authorization.    Each Purchaser hereby irrevocably designates and appoints ABN AMRO as the "Facility Agent" hereunder and authorizes Facility Agent to take such actions and to exercise such powers as are delegated to Facility Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Facility Agent shall hold, in its name, for the benefit of each Purchaser, the interest of such Purchaser under this Agreement. Facility Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against Facility Agent. Facility Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, Customer.

Notwithstanding any provision of this Agreement, in no event shall Facility Agent ever be required to take any action which exposes Facility Agent to personal liability or which is contrary to the provisions of this Agreement or applicable law.

        Facility Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Facility Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

        Section 11.2.    Exculpatory Provisions.    Neither Facility Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group, or (ii) in the absence of such Person's gross negligence or willful misconduct. Facility Agent shall not be responsible to any Purchaser or other Person for any (i) recitals, representations, warranties or other statements made by Customer or any of its Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, (iii) any failure of Customer or any of its Affiliates to perform any obligation, or (iv) the satisfaction of any condition precedent set forth in this Agreement. Facility Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in this Agreement or to inspect the properties, books or records of Customer or any of its Affiliates.

        Section 11.3.    Reliance by Facility Agent.    Facility Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to Customer), independent accountants and other experts selected by Facility Agent. Facility Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

        Section 11.4.    Assumed Payments.    Unless Facility Agent shall have received notice from the applicable Purchaser before the date of any Investment of Principal that such Purchaser will not make available to Facility Agent the amount it is scheduled to remit as part of such Investment of Principal, Facility Agent may assume such Purchaser has made such amount available to Facility Agent when due (an "Assumed Payment") and, in reliance upon such assumption, Facility Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to Facility Agent, such Purchaser (and Customer in the case of any increase in the Aggregate Principal Outstanding) hereby agrees to pay Facility Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by Facility Agent, together with interest thereon for each day from the date of such payment by Facility Agent until the date the requisite amount is repaid to Facility Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

        Section 11.5.    Notice of Termination Events.    Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event or Potential Termination Event unless Facility Agent has received notice from any Purchaser, SunAmerica or Customer stating that a Termination Event or Potential Termination Event has occurred hereunder and describing such Termination Event or Potential Termination Event. Facility Agent shall take such action concerning a Termination Event or Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until Facility Agent receives such directions, Facility Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as Facility Agent deems advisable and in the best interests of the Purchasers.

        Section 11.6.    Facility Agent and Affiliates.    Facility Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with Customer or any of its Affiliates and, in its roles as a Liquidity Provider and the Enhancer, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not Facility Agent. The parties acknowledge that ABN AMRO acts as Facility Agent for Amsterdam and subagent for Amsterdam's management company in various capacities, as well as providing credit facilities and other support for Amsterdam not contained in this Agreement.

        Section 11.7.    Successor Agent.    Facility Agent may, upon at least five (5) days notice to Customer, SunAmerica and each Purchaser, resign as Facility Agent. Such resignation shall not become effective until a successor Facility Agent is appointed by Instructing Group with the consent of SunAmerica and such successor has accepted such appointment. Upon such acceptance of its appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall succeed to and become vested with all the rights and duties of the retiring Facility Agent, and the retiring Facility Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Facility Agent's resignation hereunder, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent.

        Section 11.8.    No Recourse.    The obligations of Amsterdam, its management company, its administrator and its referral agents (each a "Program Administrator") under this Agreement or other document (each, a "Program Document") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

ARTICLE XII

MISCELLANEOUS

        Section 12.1.    Survival of Representations and Indemnities.    The rights and remedies of the parties hereto with respect to any representation and warranty made or deemed to be made by Customer pursuant to this Agreement and the indemnification and payment provisions of Article IX, shall be continuing and shall survive any termination of this Agreement.

        Section 12.2.    Waivers; Amendments.    No failure or delay on the part of any party in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. No waiver of this Agreement shall in any event be effective with respect to any party unless the same shall be in writing and signed by such party, and then any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the parties to be bound thereby and SunAmerica.

        Section 12.3.    Notices.    Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth on the signature page hereof or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, upon receipt thereof, (ii) if given by mail, four (4) Business Days after the time such communication is deposited in the mails with first-class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 12.3. However, anything in this Section 12.3 to the contrary notwithstanding, Customer hereby authorizes Facility Agent or SunAmerica, as relevant, to effect Investments of Principal, based on telephonic notices made by any Person whom Facility Agent or SunAmerica in good faith believes to be acting on behalf of Customer. Customer agrees to deliver promptly to Facility Agent and SunAmerica a written confirmation of each telephonic notice signed by an authorized officer of Customer. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by or records of Facility Agent, SunAmerica or Custodian, the records of Facility Agent and SunAmerica shall govern absent manifest error.

        Section 12.4.    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Termination Event or Potential Termination Event if such action is taken or condition exists.

        Section 12.5.    Governing Law.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        Section 12.6.    Consent to Jurisdiction and Service of Process.    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST CUSTOMER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, CUSTOMER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

           (I)  ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II)  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

        (III)  AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO CUSTOMER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 12.3;

         (IV)  AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER CUSTOMER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V)  AGREES THAT FACILITY AGENT AND EACH PURCHASER REPRESENTATIVE RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW

  OR TO BRING PROCEEDINGS AGAINST CUSTOMER IN THE COURTS OF ANY OTHER JURISDICTION; AND

         (VI)  AGREES THAT THE PROVISIONS OF THIS SECTION 12.6 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

        Section 12.7.    Integration.    This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

        Section 12.8.    Severability; Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 12.9.    Successors and Assigns.    This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that Customer may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of Custodian and SunAmerica.

        Section 12.10.    Confidentiality.    Each party to this Agreement shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Customer or any other party in accordance with such Person's customary procedures for handling confidential information of this nature, it being understood and agreed that in any event each party to this Agreement may make disclosures to Affiliates of such party, disclosures to its agents, auditors, consultants and counsel who have been advised of these provisions and disclosures reasonably required by any bona fide assignee, transferee or participant that agrees to be bound by these confidentiality provisions or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each party to this Agreement shall notify the other parties to this Agreement of any request by any governmental agency or representative thereof for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall Facility Agent, SunAmerica or any other Purchaser Representative be obligated or required to return any materials furnished by Customer or any of its Subsidiaries.

        Section 12.11.    Bankruptcy Petition Against Amsterdam.    Each of the parties hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of Amsterdam, not, prior to the date which is one (1) year and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of Amsterdam outstanding, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause Amsterdam to invoke, the process of any court or any other governmental authority for the purpose of (i) commencing, or sustaining, a case against Amsterdam under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Amsterdam, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of Amsterdam.

        Section 12.12.    Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM

OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.12 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING THERETO. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        Section 12.13.    Bankruptcy Petition Against Customer.    The Facility Agent, on behalf of itself, Amsterdam and the Committed Lenders, Custodian and each Purchaser Representative (other than SunAmerica) agrees that it will not institute, or join with any other Person in instituting without the prior written consent of SunAmerica, against Customer any bankruptcy, insolvency, liquidation, readjustment of debt, marshalling of assets or similar proceeding so long as there shall not have elapsed one year plus one day since the last day on which the Customer Obligations shall have been paid in full.

        Section 12.14.    Liability.    Except as expressly provided in Section 2.13, Customer agrees that none of Custodian, SunAmerica, the Master Servicer or Servicer shall be responsible for any obligations of Facility Agent or any Purchaser hereunder. Customer acknowledges that on terms separately agreed, SunAmerica has agreed in certain circumstances to purchase the Warehouse Assets from Facility Agent and Customer acknowledges and agrees that it shall not be a third party beneficiary or have any rights in respect of such agreement, and if SunAmerica or SunAmerica's designees acquire the Warehouse Assets or any part thereof, such acquiror will have all rights and benefits thereof as owner thereof as contemplated hereby in addition to all other rights of SunAmerica in connection herewith and with the other Transaction Documents.

        Section 12.15.    Continuing Assignment; Reversion of Warehouse Assets.    This Agreement shall create a continuing assignment of and interest in the Warehouse Assets and shall (a) remain in full force and effect until indefeasible payment in full of all Customer Obligations, (b) be binding upon Customer and its successors and assigns and (c) inure, together with the rights and remedies of Facility Agent, SunAmerica and the other Purchaser Representatives hereunder, to the benefit of Facility Agent, each Purchaser, SunAmerica and the other Purchaser Representatives and their respective successors, transferees and assigns. Upon the indefeasible payment in full of Customer Obligations and the termination of this Agreement, the interests granted hereby shall terminate and all rights to the Warehouse Assets assigned or pledged by Customer shall revert to Customer. Upon any such termination, Facility Agent, SunAmerica and the other Purchaser Representatives will, at Customer's expense, execute and deliver to Customer such documents as Customer shall reasonably request to evidence such termination.

        Customer agrees that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, on any Customer Obligation is rescinded or must otherwise be restored by Customer upon the bankruptcy or reorganization of Customer or any of its Subsidiaries or any other Person or otherwise.

        Section 12.16.    Independent Contractor.    Customer is an independent contractor in all matters relating to this Agreement and the Warehouse Assets and is not an agent or representative of SunAmerica or any SunAmerica Affiliate. Customer has no authority to act on behalf of or bind SunAmerica or any SunAmerica Affiliate.

        Section 12.17.    Statements of Account.    Each report, billing statement, and payment transcript which is prepared by SunAmerica shall, except for demonstrable errors, be deemed final, binding and conclusive upon Customer in all respects as to all matters reflected therein, and shall constitute an account stated between Customer and SunAmerica, unless thereafter waived in writing by SunAmerica and the affected SunAmerica or unless, within 60 days after Customer's receipt of such document, Customer delivers to SunAmerica notice of a written objection thereto specifying the claimed error. In the event of such an error, only those items expressly objected to in such notice shall be deemed to be disputed by Customer and SunAmerica's only liability to Customer shall be to issue a corrected document.

        Section 12.18.    Excess Funds.    Amsterdam shall be required to make payment of the amounts required to be paid pursuant to this Agreement only if Amsterdam has Excess Funds (as defined below). In the event that Amsterdam does not have Excess Funds, the excess of the amount due under this Agreement over the amount paid (the "Insufficiency") shall not constitute a "claim" against Amsterdam as defined in Section 101(5) of the Federal Bankruptcy Code until such time, if any, as Amsterdam shall have Excess Funds. If at any time Amsterdam does not have sufficient funds to make any payment due under this Agreement, then Amsterdam may pay a lesser amount and make additional payments which in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" shall mean the excess (redetermined daily based on the most current available information) of (a) the sum of (i) all amounts deposited in accounts established pursuant to any of the agreements of Amsterdam and available to pay the indebtedness, liabilities or obligations of Amsterdam, plus (ii) the aggregate projected value of Amsterdam's assets and other property (other than cash and cash equivalents), plus (iii) all other cash and cash equivalents then owned by Amsterdam, minus (b) the sum of (i) the sum of all scheduled payments of principal, interest and any other scheduled amounts payable on publicly or privately placed indebtedness of Amsterdam for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of Amsterdam for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by Amsterdam to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of Amsterdam then due and payable; provided, however, that the amount of any liability, indebtedness or obligation of Amsterdam shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited; provided further, however, in determining Excess Funds, a determination will be made by the Facility Agent once each Business Day; provided further, however, that so long as there are any Excess Funds, then all amounts reflected in such calculation may be paid on such Business Day if then due and payable; provided further, however, that if there are no Excess Funds, then the payment of any amount which may be paid only if there are Excess Funds shall not be paid until there are Excess Funds.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

FALCON FINANCIAL, LLC, as Customer
By:	/s/ DAVID A. KARP Name: David A. Karp Title: Chief Operating Officer
Telecopier No. (203) 967-1717 2015 West Main Street Stamford, CT 06902 Attn: Vernon Schwartz David Karp
SUNAMERICA LIFE INSURANCE COMPANY, as Sponsor
By:	/s/ JAMES K. HUNT Name: James K. Hunt Title: Authorized Agent
Telecopier No. (310) 772-6078 One SunAmerica Center Century City, California 90067 Attn: Amy Wardrum
LASALLE NATIONAL BANK, as Custodian and Paying Agent
By:	/s/ DOUG HART Name: Doug Hart Title: Vice President
Telecopier No. (312) 904-7280 135 South LaSalle Street Suite 1740 Chicago, Illinois 60603 Attn: Doug Hart
ABN AMRO BANK N.V., as Facility Agent
By:	/s/ JON BOTTOROFF Name: Jon Bottoroff Title: GVP
Telecopier No. (312) 904-6376 Structured Finance, Asset Securitization 135 South LaSalle Street Suite 725 Chicago, Illinois 60674-9135 Attn: Amsterdam Agent

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  EXHIBIT 10.1